EXHIBIT 99.4

Continental Airlines, Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Continental Airlines, Inc.

We have audited the accompanying consolidated balance sheets of Continental Airlines, Inc. (the "Company") as of December 31, 2008 and 2007, and the related consolidated statements of operations, common stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2008.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2008 and 2007, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, the consolidated financial statements have been adjusted for the retrospective application of Financial Accounting Standards Board Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)”, which became effective January 1, 2009.

As discussed in Notes 9 and 11 to the consolidated financial statements, the Company adopted, effective January 1, 2006, Statement of Financial Accounting Standards No. 123 (revised 2004), "Share Based Payment", and, effective December 31, 2006, Statement of Financial Accounting Standards No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132(R)", respectively.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company's internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated February 18, 2009 expressed an unqualified opinion thereon.

ERNST & YOUNG LLP

Houston, Texas
February 18, 2009, except for Note 1,
as to which the date is April 24, 2009

CONTINENTAL AIRLINES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)
(As Adjusted (Note 1))
	Year Ended December 31,
	2008	2007	2006
Operating Revenue:
Passenger (excluding fees and taxes of $1,531, $1,499 and $1,369, respectively)	$13,737	$12,995	$12,003
Cargo	497	453	457
Other	1,007	784	668
	15,241	14,232	13,128
Operating Expenses:
Aircraft fuel and related taxes	5,919	4,034	3,697
Wages, salaries and related costs	2,957	3,127	2,875
Regional capacity purchase, net	1,059	1,113	1,128
Aircraft rentals	976	994	990
Landing fees and other rentals	853	790	764
Distribution costs	717	682	650
Maintenance, materials and repairs	612	621	547
Depreciation and amortization	438	413	391
Passenger services	406	389	356
Special charges	181	13	27
Other	1,437	1,369	1,235
	15,555	13,545	12,660

Operating Income (Loss)	(314)	687	468

Nonoperating Income (Expense):
Interest expense	(376)	(393)	(409)
Interest capitalized	33	27	18
Interest income	65	160	131
Gains on sale of investments	78	37	92
Other, net	(181)	38	61
	(381)	(131)	(107)

Income (Loss) before Income Taxes and Cumulative Effect of Change in Accounting Principle	(695)	556	361

Income Tax Benefit (Expense)	109	(117)	-

Income (Loss) before Cumulative Effect of Change in Accounting Principle	(586)	439	361

Cumulative Effect of Change in Accounting Principle	-	-	(26)

Net Income (Loss)	$ (586)	$ 439	$ 335

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CONTINENTAL AIRLINES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)
(As Adjusted) (Note 1))

	Year Ended December 31,
	2008	2007	2006
Earnings (Loss) per Share:
Basic:
Income (Loss) before Cumulative Effect of Change in Accounting Principle	$(5.54)	$4.53	$ 4.05
Cumulative Effect of Change in Accounting Principle	-	-	(0.29)
Net Income (Loss)	$(5.54)	$4.53	$ 3.76

Diluted:
Income (Loss) before Cumulative Effect of Change in Accounting Principle	$(5.54)	$4.05	$ 3.51
Cumulative Effect of Change in Accounting Principle	-	-	(0.23)
Net Income (Loss)	$(5.54)	$4.05	$ 3.28

Shares Used for Computation:
Basic	106	97	89
Diluted	106	114	111

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

CONTINENTAL AIRLINES, INC.
CONSOLIDATED BALANCE SHEETS
(In millions, except for share data)
(As Adjusted (Note 1))

	December 31,
ASSETS	2008	2007

Current Assets:
Cash and cash equivalents	$ 2,165	$ 2,128
Short-term investments	478	675
Total unrestricted cash, cash equivalents and short-term investments	2,643	2,803

Restricted cash, cash equivalents and short-term investments	190	179
Accounts receivable, net of allowance for doubtful receivables of $7 and $7	453	606
Spare parts and supplies, net of allowance for obsolescence of $102 and $80	235	271
Deferred income taxes	216	259
Prepayments and other	610	443
Total current assets	4,347	4,561

Property and Equipment:
Owned property and equipment:
Flight equipment	8,446	7,182
Other	1,694	1,548
	10,140	8,730
Less: Accumulated depreciation	3,229	2,790
	6,911	5,940

Purchase deposits for flight equipment	275	414

Capital leases	194	297
Less: Accumulated amortization	53	93
	141	204
Total property and equipment, net	7,327	6,558

Routes and airport operating rights, net of accumulated amortization of $375 and $362	804	706
Investment in other companies	-	63
Other assets, net	208	217

Total Assets	$12,686	$12,105

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CONTINENTAL AIRLINES, INC.
CONSOLIDATED BALANCE SHEETS
(In millions, except for share data)
(As Adjusted) (Note 1))

	December 31,
LIABILITIES AND STOCKHOLDERS' EQUITY	2008	2007

Current Liabilities:
Current maturities of long-term debt and capital leases	$ 519	$ 652
Accounts payable	1,021	1,013
Air traffic and frequent flyer liability	1,881	1,967
Accrued payroll	345	545
Accrued other liabilities	708	272
Total current liabilities	4,474	4,449

Long-Term Debt and Capital Leases	5,353	4,337

Deferred Income Taxes	216	369

Accrued Pension Liability	1,417	534

Accrued Retiree Medical Benefits	234	235

Other	869	612

Commitments and Contingencies

Stockholders' Equity:
Preferred stock - $.01 par, 10,000,000 shares authorized; zero and one share of Series B issued and outstanding, stated at par value	-	-
Class B common stock - $.01 par, 400,000,000 shares authorized; 123,264,534 and 98,208,888 shares issued and outstanding	1	1
Additional paid-in capital	2,038	1,647
Retained earnings (accumulated deficit)	(160)	426
Accumulated other comprehensive loss	(1,756)	(505)
Total stockholders' equity	123	1,569
Total Liabilities and Stockholders' Equity	$12,686	$12,105

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

CONTINENTAL AIRLINES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(As Adjusted (Note 1))

	Year Ended December 31,
	2008	2007	2006
Cash Flows from Operating Activities:
Net income (loss)	$ (586)	$ 439	$ 335
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	438	413	391
Special charges	181	13	27
Deferred income tax (benefit) expense	(111)	111	-
Gains on sale of investments	(78)	(37)	(92)
Loss on fuel hedge contracts with Lehman Brothers	125	-	-
Write-down in value of auction rate securities, net of put right received	34	-	-
Undistributed equity in income of other companies	(9)	(18)	(36)
Cumulative effect of change in accounting principle	-	-	26
Stock-based compensation related to equity awards	16	27	34
Other, net	21	68	34
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	147	(29)	(70)
(Increase) decrease in spare parts and supplies	5	(66)	(26)
(Increase) decrease in prepayments and other assets	(167)	16	(56)
Increase (decrease) in accounts payable	(10)	71	104
Increase (decrease) in air traffic and frequent flyer liability	(86)	255	237
Increase (decrease) in accrued payroll, pension liability and other	(244)	(130)	150
Net cash (used in) provided by operating activities	(324)	1,133	1,058
Cash Flows from Investing Activities:
Capital expenditures	(504)	(445)	(300)
Aircraft purchase deposits refunded (paid), net	102	(219)	(81)
(Purchase) sale of short-term investments, net	137	(314)	(127)
Proceeds from sales of investments, net.	149	65	156
Proceeds from sales of property and equipment	113	67	10
Decrease (increase) in restricted cash, cash equivalents and short-term investments	(13)	86	(24)
Net cash used in investing activities	(16)	(760)	(366)
Cash Flows from Financing Activities:
Payments on long-term debt and capital lease obligations	(641)	(429)	(948)
Proceeds from issuance of long-term debt	642	26	574
Proceeds from public offering of common stock, net	358	-	-
Proceeds from issuance of common stock pursuant to stock plans	18	35	82
Net cash provided by (used in) financing activities	377	(368)	(292)
Net Increase in Cash and Cash Equivalents	37	5	400
Cash and Cash Equivalents - Beginning of Period	2,128	2,123	1,723
Cash and Cash Equivalents - End of Period	$2,165	$2,128	$2,123

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CONTINENTAL AIRLINES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(As Adjusted (Note 1))

Year Ended December 31,
	2008	2007	2006
Supplemental Cash Flows Information:
Interest paid	$ 365	$ 383	$ 382
Income taxes paid (refunded)	$ 5	$ 2	$ (1)
Investing and Financing Activities Not Affecting Cash:
Property and equipment acquired through the issuance of debt	$1,014	$ 190	$ 192
Capital lease obligations incurred	$ 4	$ -	$ -
Reduction of debt in exchange for sale of frequent flyer miles	$ (38)	$ (37)	$ -
Transfer of auction rate securities from available-for-sale to trading	$ 97	$ -	$ -
Common stock issued upon conversion of 4.5% Convertible Notes	$ -	$ 170	$ -

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

CONTINENTAL AIRLINES, INC.
CONSOLIDATED STATEMENTS OF COMMON STOCKHOLDERS' EQUITY
(In millions)
(As Adjusted (Note 1))

				Retained	Accumulated
	Class B		Additional	Earnings	Other	Treasury
	Common Stock		Paid-In	(Accumulated	Comprehensive	Stock,
	Shares	Amount	Capital	Deficit)	Loss	At Cost	Total

December 31, 2005	86	$ 1	$1,635	$ 406	$(675)	$(1,141)	$226

Impact of adoption of FSP APB14-1	-	-	41	6	-	-	47

Net Income	-	-	-	335	-	-	335
Other Comprehensive Income:
Decrease in additional minimum pension liability	-	-	-	-	68	-	68
Net change in unrealized gain (loss) on derivative instruments	-	-	-	-	(21)	-	(21)
Total Comprehensive Income							382

Issuance of common stock pursuant to stock plans	6	-	82	-	-	-	82
Stock-based compensation	-	-	34	-	-	-	34
Retirement of treasury stock	-	-	(381)	(760)	-	1,141	-
Impact of adoption of SFAS 158	-	-	-	-	(385)	-	(385)
December 31, 2006	92	1	1,411	(13)	(1,013)	-	386

Net income	-	-	-	439	-	-	439
Other comprehensive income:
Net change in unrealized gain (loss) on derivative instruments	-	-	-	-	45	-	45
Net change related to employee benefit plans	-	-	-	-	463	-	463
Total Comprehensive Income							947

Conversion of 4.5% convertible notes	4	-	174	-	-	-	174
Issuance of common stock pursuant to stock plans	2	-	35	-	-	-	35
Stock-based compensation	-	-	27	-	-	-	27
December 31, 2007	98	1	1,647	426	(505)	-	1,569

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CONTINENTAL AIRLINES, INC.
CONSOLIDATED STATEMENTS OF COMMON STOCKHOLDERS' EQUITY
(In millions)
(As Adjusted (Note 1))

				Retained	Accumulated
	Class B		Additional	Earnings	Other	Treasury
	Common Stock		Paid-In	(Accumulated	Comprehensive	Stock,
	Shares	Amount	Capital	Deficit)	Loss	At Cost	Total

Net loss	-	-	-	(586)	-	-	(586)
Other comprehensive income:
Net change in unrealized gain (loss) on derivative instruments and other	-	-	-	-	(441)	-	(441)
Net change related to employee benefit plans	-	-	-	-	(810)	-	(810)
Total Comprehensive Loss							(1,837)

Issuance of common stock pursuant to stock plans	1	-	19	-	-	-	19
Issuance of common stock pursuant to stock offerings	24	-	358	-	-	-	358
Stock-based compensation	-	-	14	-	-	-	14
December 31, 2008	123	$ 1	$2,038	$(160)	$(1,756)	$ -	$ 123

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

CONTINENTAL AIRLINES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(As Adjusted (Note 1))

Continental Airlines, Inc., a Delaware corporation, is a major United States air carrier engaged in the business of transporting passengers, cargo and mail.  Including our wholly-owned subsidiary, Continental Micronesia, Inc. ("CMI"), and regional flights operated on our behalf under capacity purchase agreements with other carriers, we are the world's fifth largest airline as measured by the number of scheduled miles flown by revenue passengers in 2008.  Our regional capacity purchase agreements are with ExpressJet Airlines, Inc. ("ExpressJet"), a wholly-owned subsidiary of ExpressJet Holdings, Inc. ("Holdings"), Chautauqua Airlines, Inc. ("Chautauqua"), a wholly-owned subsidiary of Republic Airways Holdings, Inc., Champlain Enterprises, Inc. ("CommutAir") and Pinnacle Airlines Corp.'s subsidiary, Colgan Air, Inc. ("Colgan").  Our regional operations using regional jet aircraft are conducted under the name "Continental Express" and those using turboprop aircraft are conducted under the name "Continental Connection."

As used in these Notes to Consolidated Financial Statements, the terms "Continental," "we," "us," "our" and similar terms refer to Continental Airlines, Inc. and, unless the context indicates otherwise, its consolidated subsidiaries.

NOTE 1 - ADJUSTMENT AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Adjustment for Retrospective Application of FSP APB 14-1

We have adjusted the financial statements for the years ended December 31, 2008, 2007 and 2006 to reflect our adoption of the Financial Accounting Standards Board's ("FASB") Staff Position No. APB 14-1, "Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)" ("FSP APB 14-1"), which clarifies the accounting for convertible debt instruments that may be settled in cash (including partial cash settlement) upon conversion.  In addition, we have made certain reclassifications related to fuel and related taxes on flights operated for us by other operators under capacity purchase agreements to conform with the presentation we adopted in our Quarterly Report on Form l0-Q for the quarter ended March 31, 2009.

The information contained in the financial statements and the notes thereto reflect only the adjustments described below and do not reflect events occurring after February 18, 2009, the date of the original filing of our 2008 Annual Report on Form 10-K, or modify or update those disclosures that may have been affected by subsequent events.

Adjustment of Interest Expense.  FSP APB 14-1 requires issuers to account separately for the liability and equity components of certain convertible debt instruments in a manner that reflects the issuer's nonconvertible debt (unsecured debt) borrowing rate when interest expense is recognized.  FSP APB 14-1 requires bifurcation of a component of the debt, classification of that component in equity and the accretion of the resulting discount on the debt to be recognized as part of interest expense in our consolidated statements of operations.  FSP APB 14-1 is effective for us as of January 1, 2009 and early adoption was not permitted.  However, once adopted, FSP APB 14-1 requires retrospective application to the terms of instruments as they existed for all periods presented.  The adoption of FSP APB 14-1 affects the accounting for our 5% Convertible Notes issued in 2003 and due 2023 (“5% Convertible Notes”).  The retrospective application of this pronouncement affects years 2003 through 2008.

Impact on Income Taxes.  Income taxes have been recorded on the foregoing adjustments to the extent tax benefits were available.

Summary.  The following table sets forth the effect of the retrospective application of FSP APB 14-1 on certain previously reported line items (in millions, except per share data):

Consolidated Statements of Operations:

	Year Ended December 31,
	2008		2007		2006
	Originally Reported	As Adjusted	Originally Reported	As Adjusted	Originally Reported	As Adjusted

Interest Expense	$(365)	$(376)	$(383)	$(393)	$(401)	$(409)

Income (Loss) before Income Taxes and Cumulative Effect of Changes in Accounting Principle	$(684)	$(695)	$ 566	$ 556	$369	$361
Cumulative Effect of Change in Accounting Principle	-	-	-	-	(26)	(26)
Income Tax Benefit (Expense)	99	109	(107)	(117)	-	-
Net Income (Loss)	$(585)	$(586)	$ 459	$ 439	$343	$335

Earnings (Loss) per Share:
Basic:
Income (Loss) before Cumulative Effect of Change in Accounting Principle	$(5.54)	$(5.54)	$4.73	$4.53	$ 4.15	$ 4.05
Cumulative Effect of Change in Accounting Principle	-	-	-	-	(0.29)	(0.29)
Net Income (Loss)	$(5.54)	$(5.54)	$4.73	$4.53	$ 3.86	$ 3.76

Diluted:
Income (Loss) before Cumulative Effect of Change in Accounting Principle	$(5.54)	$(5.54)	$4.18	$4.05	$ 3.53	$ 3.51
Cumulative Effect of Change in Accounting Principle	-	-	-	-	(0.23)	(0.23)
Net Income (Loss)	$(5.54)	$(5.54)	$4.18	$4.05	$ 3.30	$ 3.28

Consolidated Balance Sheets:

	December 31, 2008		December 31, 2007
	Originally Reported	As Adjusted	Originally Reported	As Adjusted

Long-Term Debt and Capital Leases	$5,371	$5,353	$4,366	$4,337

Deferred Income Tax Liability	216	216	359	369

Additional paid-in capital	1,997	2,038	1,606	1,647

Retained earnings (accumulated deficit)	(137)	(160)	448	426

Total stockholders' equity	105	123	1,550	1,569

In addition, the adjustment resulted in changes to our consolidated statements of cash flows and Notes 3, 4, 7, 12, 18 and 20.

Reclassifications.  In our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, we adopted a new presentation for expense related to fuel and related taxes on flights operated for us by other operators under capacity purchase agreements.  This expense, which is now included in aircraft fuel and related taxes, was previously reported in regional capacity purchase, net.  Reclassifications have been made in these financial statements to conform to our current presentation.  These reclassifications do not affect operating income (loss) or net income (loss) for any period.

Significant Accounting Policies

(a)
Principles of Consolidation.  Our consolidated financial statements include the accounts of Continental and all wholly-owned subsidiaries.  All intercompany accounts and transactions have been eliminated in consolidation.

(b)
Use of Estimates.  The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes.  Actual results could differ from those estimates.

(c)
Cash and Cash Equivalents.  We classify short-term, highly liquid investments which are readily convertible into cash and have a maturity of three months or less when purchased as cash and cash equivalents.  Restricted cash, cash equivalents and short-term investments is primarily collateral for estimated future workers' compensation claims, credit card processing contracts, letters of credit and performance bonds.

(d)
Short-term Investments.  Short-term investments primarily include certificates of deposit placed through an account registry service ("CDARS"), auction rate securities and automobile loan-related asset backed securities.  The CDARS we hold have original maturities of 91 days and are insured by the Federal Deposit Insurance Corporation.  Short-term investments are classified as available-for-sale or trading securities and are stated at fair value.  Trading securities consist of student loan-related auction rate securities for which we have received an option to put the securities back to the broker, discussed in Note 6.  Realized gains and losses on specific investments are reflected in non-operating income (expense) in our consolidated statements of operations.  Unrealized gains and losses on available-for-sale and trading securities are reflected as a component of accumulated other comprehensive loss and non-operating income (expense) in our consolidated statements of operations, respectively.

(e)
Spare Parts and Supplies.  Inventories, expendable parts and supplies related to flight equipment are carried at average acquisition cost and are expensed when consumed in operations.  An allowance for obsolescence is provided over the remaining lease term or the estimated useful life of the related aircraft, as well as to reduce the carrying cost of spare parts currently identified as excess to the lower of amortized cost or net realizable value.  We recorded additions to this allowance for expense of $26 million, $11 million and $7 million in the years ended December 31, 2008, 2007 and 2006, respectively.  The allowance was reduced by $1 million and $32 million in the years ended December 31, 2007 and 2006, respectively, related primarily to the consignment of surplus spare parts and supplies.  Spare parts and supplies are assumed to have an estimated residual value of 10% of original cost.  These allowances are based on management estimates, which are subject to change.

(f)
Property and Equipment.  Property and equipment are recorded at cost and are depreciated to estimated residual values over their estimated useful lives using the straight-line method.  Jet aircraft and rotable spare parts are assumed to have residual values of 15% and 10%, respectively, of original cost; other categories of property and equipment are assumed to have no residual value.  The estimated useful lives of our property and equipment are as follows:

Estimated Useful Life

Jet aircraft and simulators	25 to 30 years
Rotable spare parts	Average lease term or useful life for related aircraft
Buildings and improvements	10 to 30 years
Vehicles and equipment	5 to 10 years
Computer software	3 to 5 years
Capital leases	Shorter of lease term or useful life
Leasehold improvements	Shorter of lease term or useful life

Amortization of assets recorded under capital leases is included in depreciation expense in our consolidated statement of operations.

The carrying amount of computer software was $80 million and $77 million at December 31, 2008 and 2007, respectively.  Depreciation expense related to computer software was $27 million, $28 million and $28 million in the years ended December 31, 2008, 2007 and 2006, respectively.

(g)
Routes and Airport Operating Rights.  Routes represent the right to fly between cities in different countries.  Routes are indefinite-lived intangible assets and are not amortized.  Routes totaled $466 million and $484 million at December 31, 2008 and 2007, respectively.  We perform a test for impairment of our routes in the fourth quarter of each year.  In 2008, we recorded an $18 million non-cash charge to write off an intangible route asset as a result of our decision to move all of our flights between Newark Liberty International Airport ("New York Liberty") and London from London Gatwick Airport to London Heathrow Airport.

Airport operating rights represent gate space and slots (the right to schedule an arrival or departure within designated hours at a particular airport).  Airport operating rights at domestic airports totaled $91 million and $106 million at December 31, 2008 and 2007, respectively.  These assets are amortized over the stated term of the related lease (for gates) or 20 years (for slots).  Amortization expense related to domestic airport operating rights was $14 million for each of the years ended December 31, 2008, 2007 and 2006.  We expect annual amortization expense related to domestic airport operating rights to be approximately $14 million in each of the next four years and $9 million in 2013.

Our international slots are indefinite-lived intangible assets and are not amortized. International slots totaled $247 million and $116 million at December 31, 2008 and 2007, respectively.

(h)
Measurement of Impairment of Long-Lived Assets.  We record impairment losses on long-lived assets, consisting principally of property and equipment and domestic airport operating rights, when events or changes in circumstances indicate, in management's judgment, that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those assets.  The net carrying value of assets not recoverable is reduced to fair value if lower than the carrying value.  In determining the fair market value of the assets, we consider market trends, recent transactions involving sales of similar assets and, if necessary, estimates of future discounted cash flows.  See Note 13 for a discussion of aircraft impairment charges during 2008.

(i)
Revenue/Air Traffic Liability.  Passenger revenue is recognized either when transportation is provided or when the ticket expires unused, rather than when a ticket is sold.  Revenue is recognized for unused non-refundable tickets on the date of the intended flight if the passenger did not notify us of his or her intention to change the itinerary.

We are required to charge certain taxes and fees on our passenger tickets.  These taxes and fees include U.S. federal transportation taxes, federal security charges, airport passenger facility charges and foreign arrival and departure taxes.  These taxes and fees are legal assessments on the customer.  As we have a legal obligation to act as a collection agent with respect to these taxes and fees, we do not include such amounts in passenger revenue.   We record a liability when the amounts are collected and relieve the liability when payments are made to the applicable government agency.

Under our capacity purchase agreements with regional carriers, we purchase all of the capacity related to aircraft covered by the contracts and are responsible for selling all of the related seat inventory.  We record the related passenger revenue and related expenses, with payments under the capacity purchase agreements reflected as a separate operating expense in our consolidated statement of operations.

The amount of passenger ticket sales not yet recognized as revenue is included in our consolidated balance sheets as air traffic and frequent flyer liability.  We perform periodic evaluations of the estimated liability for passenger ticket sales and any adjustments, which can be significant, are included in results of operations for the periods in which the evaluations are completed. These adjustments relate primarily to differences between our statistical estimation of certain revenue transactions and the related sales price, as well as refunds, exchanges, interline transactions and other items for which final settlement occurs in periods subsequent to the sale of the related tickets at amounts other than the original sales price.

Revenue from the shipment of cargo and mail is recognized when transportation is provided.  Other revenue includes revenue from the sale of frequent flyer miles (see (k) below), ticket change fees, baggage fees, charter services, sublease income on aircraft leased to Holdings but not operated for us and other incidental services.  Ticket change fees relate to non-refundable tickets, but are considered a separate transaction from the air transportation because they represent a charge for our additional service to modify a previous order.  Ticket change fees are recognized as other revenue in our consolidated statement of operations at the time the fees are assessed.

(j)
Frequent Flyer Program.  For those OnePass accounts that have sufficient mileage credits to claim the lowest level of free travel, we record a liability for either the estimated incremental cost of providing travel awards that are expected to be redeemed with us or the contractual rate of expected redemption on alliance carriers.  Incremental cost includes the cost of fuel, meals, insurance and miscellaneous supplies, but does not include any costs for aircraft ownership, maintenance, labor or overhead allocation.  Beginning in 2008, we also include in our determination of incremental cost the impact of fees charged to certain passengers redeeming frequent flyer rewards for travel, which partially offsets the incremental cost associated with providing flights for frequent flyer travel rewards.  We recorded an adjustment of $27 million ($0.24 per basic and diluted share) to increase passenger revenue and reduce our frequent flyer liability during 2008 for the impact of these fees, which had not been significant in prior periods, after we increased them during 2008.  A change to these cost estimates, the actual redemption activity, the amount of redemptions on alliance carriers or the minimum award level could have a significant impact on our liability in the period of change as well as future years.  The liability is adjusted periodically based on awards earned, awards redeemed, changes in the incremental costs and changes in the OnePass program, and is included in the accompanying consolidated balance sheets as air traffic and frequent flyer liability.  Changes in the liability are recognized as passenger revenue in the period of change.

We also sell mileage credits in our frequent flyer program to participating entities, such as credit/debit card companies, alliance carriers, hotels, car rental agencies, utilities and various shopping and gift merchants.  Revenue from the sale of mileage credits is deferred and recognized as passenger revenue over the period when transportation is expected to be provided, based on estimates of its fair value.  Amounts received in excess of the expected transportation's fair value are recognized in income currently and classified as other revenue.  A change to the time period over which the mileage credits are used (currently six to 28 months), the actual redemption activity or our estimate of the amount or fair value of expected transportation could have a significant impact on our revenue in the year of change as well as future years.

At December 31, 2008, we estimated that approximately 2.4 million free travel awards outstanding were expected to be redeemed for free travel on Continental, Continental Express, Continental Connection, CMI or alliance airlines.  Our total liability for future OnePass award redemptions for free travel and unrecognized revenue from sales of OnePass miles to other companies was approximately $324 million at December 31, 2008.  This liability is recognized as a component of air traffic and frequent flyer liability in our consolidated balance sheets.

(k)
Maintenance and Repair Costs.  Maintenance and repair costs for owned and leased flight equipment, including the overhaul of aircraft components, are charged to operating expense as incurred.  Maintenance and repair costs also include engine overhaul costs covered by cost-per-hour agreements, a majority of which are expensed on the basis of hours flown.

(l)
Advertising Costs.  We expense the costs of advertising as incurred.  Advertising expense was $93 million, $106 million and $95 million for the years ended December 31, 2008, 2007 and 2006, respectively.

(m)
Regional Capacity Purchase, Net.  Payments made to regional carriers under capacity purchase agreements are reported in regional capacity purchase, net, in our consolidated statement of operations.  Regional capacity purchase, net, is net of our rental income on aircraft leased to ExpressJet and flown for us through June 30, 2008.  Beginning July 1, 2008, ExpressJet no longer pays us sublease rent for aircraft operated on our behalf.

(n)
Foreign Currency Gains (Losses).  Foreign currency gains (losses) are recorded as part of other, net non-operating income (expense) in our consolidated statements of operations.  Foreign currency gains (losses) were $(37) million, $2 million and $3 million for the years ended December 31, 2008, 2007 and 2006, respectively.

(o)	Reclassifications. Certain reclassifications have been made in the prior years' consolidated financial statements and related note disclosures to conform to the current year's presentation.

NOTE 2 - RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

SFAS 157.  In September 2006, the FASB issued Statement No. 157, "Fair Value Measurements" ("SFAS 157"), which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements.  In February 2008, the FASB issued FASB Staff Position No. FAS 157-2, "Effective Date of FASB Statement No. 157," which deferred the effective date for us to January 1, 2009 for all nonfinancial assets and liabilities, except those that are recognized or disclosed at fair value on a recurring basis (that is, at least annually).  As discussed in Note 6, we adopted the provisions of SFAS 157 relating to assets and liabilities recognized or disclosed in the financial statements at fair value on a recurring basis on January 1, 2008.  The adoption of the deferred provisions of SFAS 157 on January 1, 2009 is not expected to have a material effect on our consolidated financial statements.

SFAS 159.  In February 2007, the FASB issued Statement No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities" ("SFAS 159").  SFAS 159 permits entities to elect to measure at fair value eligible financial instruments that are not currently measured at fair value.  This election, which may be applied on an instrument by instrument basis, is typically irrevocable once made.  SFAS 159 was effective for us as of January 1, 2008.  The only financial instrument we have elected to measure at fair value under this statement is the put right we received in 2008 to sell certain student loan-related auction rate securities, discussed in Note 6.

SFAS 141R.  In December 2007, the FASB issued Statement No. 141(R), "Business Combinations" ("SFAS 141R").  SFAS 141R improves consistency and comparability of information about the nature and effect of a business combination by establishing principles and requirements for how an acquirer (a) recognizes and measures in its financial statements the identifiable assets acquired, liabilities assumed and any noncontrolling interest in the acquiree; (b) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and (c) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination.  SFAS 141R applies prospectively to all business combination transactions for which the acquisition date is on or after January 1, 2009.  The impact of our adoption of SFAS 141R will depend upon the nature and terms of business combinations, if any, that we consummate on or after January 1, 2009.

SFAS 161.  In March 2008, the FASB issued Statement No. 161, "Disclosures about Derivative Instruments and Hedging Activities" ("SFAS 161").  SFAS 161 requires enhanced disclosures about an entity's derivative and hedging activities and is effective for us as of January 1, 2009.  We do not expect the adoption of SFAS 161 to have a material effect on our consolidated financial statements.

FSP FAS 132(R)-1.  In December 2008, the FASB affirmed Staff Position No. FAS 132(R)-1, "Employers’ Disclosures about Postretirement Benefit Plan Assets" ("FSP FAS 132(R)-1").  FSP FAS 132(R)-1 requires additional disclosures about assets held in an employer’s defined benefit pension or other postretirement plan, primarily related to categories and fair value measurements of plan assets.   FSP FAS 132(R)-1 is effective for us as of December 31, 2009 and we do not expect the adoption to have a material effect on our consolidated financial statements.

NOTE 3 - EARNINGS PER SHARE

The following table sets forth the components of basic and diluted earnings (loss) per share (in millions):

	2008	2007	2006

Numerator:
Numerator for basic earnings (loss) per share - net income (loss)	$(586)	$439	$335
Effect of dilutive securities - interest expense on:
5% Convertible Notes	-	12	12
6% Convertible Junior Subordinated Debentures held by subsidiary trust	-	12	11
4.5% Convertible Notes	-	-	7
Other	-	-	(1)
Numerator for diluted earnings (loss) per share - net income (loss) after assumed conversions and effect of dilutive securities of equity investee	$(586)	$463	$364

Denominator:
Denominator for basic earnings (loss) per share - weighted average shares	106	97	89
Effect of dilutive securities:
5% Convertible Notes	-	9	9
6% Convertible Junior Subordinated Debentures held by subsidiary trust	-	4	4
4.5% Convertible Notes	-	-	5
Employee stock options	-	4	4
Dilutive potential common shares	-	17	22

Denominator for diluted earnings (loss) per share - weighted-average shares after assumed conversions	106	114	111

The adjustments to net income to determine the numerator for diluted earnings per share for the years ended December 31, 2007 and 2006 are net of the related effect of profit sharing.

Approximately 13 million potential shares of common stock related to convertible debt securities were excluded from the computation of diluted earnings (loss) per share in the year ended December 31, 2008 because the impact would have been antidilutive.  In addition, approximately eight million, one million and one million weighted average options to purchase shares of our common stock were excluded from the computation of diluted earnings per share for the years ended December 31, 2008, 2007 and 2006, respectively, because the options' exercise prices were greater than the average market price of the common shares during the relevant period or the effect of including the options would have been antidilutive.

NOTE 4 - LONG-TERM DEBT

Long-term debt at December 31 consisted of the following (in millions):

	2008	2007

Secured
Notes payable, interest rates of 5.4% to 8.4% (weighted average rate of 6.9% as of December 31, 2008), payable through 2022	$2,862	$2,226
Floating rate notes, with indicated interest rates:
LIBOR (1.425% on December 31, 2008) plus 0.35% to 1.95%, payable through 2020	1,345	1,095
LIBOR plus 3.375%, payable in 2011	350	350
LIBOR plus 3.125% to 3.25%, payable through 2014	192	196
LIBOR plus 2.5% to 4.5%, payable through 2016	157	174
Advance purchase of mileage credits, implicit interest rate of 6.18%	148	-
Other	15	38

Unsecured
Convertible junior subordinated debentures, interest rate of 6.0%, payable in 2030	248	248
Note payable, interest rate of 8.75%, payable in 2011	200	200
Convertible notes, interest rate of 5.0%, callable beginning in 2010	157	146
Note payable, interest rate of 8.125%, payable in 2008	-	89
	5,674	4,762
Less: current maturities	516	620
Total	$5,158	$4,142

Maturities of long-term debt due over the next five years are as follows (in millions):

Year ending December 31,
2009	$ 516
2010	945
2011	1,128
2012	533
2013	600

Most of our property and equipment, spare parts inventory, certain routes, and the outstanding common stock and substantially all of the other assets of our wholly-owned subsidiaries Air Micronesia, Inc. ("AMI") and CMI are subject to agreements securing our indebtedness.

At December 31, 2008, we also had letters of credit and performance bonds relating to various real estate and customs obligations in the amount of $69 million with expiration dates through October 2010.

Debt Secured by Aircraft.  In April 2007, we obtained financing for 12 Boeing 737-800s and 18 Boeing 737-900ERs.  We applied a portion of this financing to 27 Boeing aircraft delivered to us in 2008 and recorded related debt of $1.0 billion.  We will apply the remainder of this financing to three of the Boeing 737 aircraft scheduled for delivery in 2009.  In connection with this financing, pass-through trusts raised $1.1 billion through the issuance of three classes of pass-through certificates.  Class A certificates, with an aggregate principal amount of $757 million, bear interest at 5.983%, Class B certificates, with an aggregate principal amount of $222 million, bear interest at 6.903% and Class C certificates, with an aggregate principal amount of $168 million, bear interest at 7.339%.  The proceeds from the sale of the certificates are initially held by a depositary in escrow for the benefit of the certificate holders until we use such funds to purchase the aircraft.  The funds in escrow are not guaranteed by us and are not reported as debt on our consolidated balance sheet at December 31, 2008 because the proceeds held by the depositary are not our assets and interest earned on the proceeds, as well as any unused proceeds, will be distributed directly to the certificate holders.

As we take delivery of each of the three remaining aircraft that will be financed under this facility, we will issue equipment notes to the trusts, which will purchase such notes with a portion of the escrowed funds.  We will use the proceeds to finance the purchase of the aircraft and will record the principal amount of the equipment notes that we issue as debt on our consolidated balance sheet.  Principal payments on the equipment notes and the corresponding distribution of these payments to certificate holders will begin in April 2010 and will end in April 2022 for Class A and B certificates and April 2014 for Class C certificates.  Additionally, the Class A and B certificates have the benefit of a liquidity facility under which a third party agrees to make up to three semiannual interest payments on the certificates if a default in the payment of interest occurs.

During 2008, we obtained $268 million through three separate financings secured by two new Boeing 737-900ER aircraft, seven Boeing 757-200 aircraft and five Boeing 737-700 aircraft.

Pre-delivery Payment Facility.  On June 30, 2008, we entered into a loan facility to finance a portion of the pre-delivery payment requirements under the aircraft purchase agreements for 66 new Boeing aircraft originally scheduled for delivery between July 1, 2008 and the end of 2011.  We borrowed $113 million under this facility on June 30, 2008.  Our obligations under the facility are secured by our rights under our purchase agreements for 737 and 777 aircraft on order with Boeing.

Advance Purchase of Mileage Credits.  On June 10, 2008, we entered into an amendment and restatement of our Bankcard Joint Marketing Agreement (the "Bankcard Agreement") with Chase Bank USA, N.A. ("Chase"), under which Chase purchases frequent flyer mileage credits to be earned by OnePass members for making purchases using a Continental branded credit card issued by Chase.  The Bankcard Agreement provides for a payment to us of $413 million, of which $235 million relates to the advance purchase of frequent flyer mileage credits for the year 2016.  In connection with the advance purchase of mileage credits, we have provided a security interest to Chase in certain routes and slots, including certain slots at London's Heathrow Airport.  The $235 million purchase of mileage credits has been treated as a loan from Chase with an implicit interest rate of 6.18% and is reported as long-term debt in our consolidated balance sheet.  Our liability will be reduced ratably in 2016 as the mileage credits are issued to Chase.

The remaining $178 million received from Chase is in consideration for certain other commitments with respect to the co-branding relationship, including the extension of the term of the Bankcard Agreement until December 31, 2016.  This amount is reported in other liabilities in our consolidated balance sheet and will be recognized as other revenue on a straight-line basis over the term of the agreement.

Secured Term Loan Facility.  We and CMI have loans under a $350 million secured term loan facility.  The loans are secured by certain of our U.S.-Asia routes and related assets, all of the outstanding common stock of our wholly-owned subsidiaries AMI and CMI and substantially all of the other assets of AMI and CMI, including route authorities and related assets.  The loans bear interest at a rate equal to the London Interbank Offered Rate ("LIBOR") plus 3.375% and are due in June 2011.  The facility requires us to maintain a minimum balance of unrestricted cash and short-term investments of $1.0 billion at the end of each month. The loans may become due and payable immediately if we fail to maintain the monthly minimum cash balance and upon the occurrence of other customary events of default under the loan documents.  If we fail to maintain a minimum balance of unrestricted cash and short-term investments of $1.125 billion, we and CMI will be required to make a mandatory aggregate $50 million prepayment of the loans.

In addition, the facility provides that if the ratio of the outstanding loan balance to the value of the collateral securing the loans, as determined by the most recently delivered periodic appraisal, is greater than 52.5%, we and CMI will be required to post additional collateral or prepay the loans to reestablish a loan-to-collateral value ratio of not greater than 52.5%.  We are currently in compliance with the covenants in the facility.

Notes Secured by Spare Parts Inventory.  We have two series of notes secured by the majority of our spare parts inventory.  The senior equipment notes, which total $190 million in principal amount, bear interest at the three-month LIBOR plus 0.35%.  The junior equipment notes, which total $130 million in principal amount, bear interest at the three-month LIBOR plus 3.125%.  A portion of the spare parts inventory that serves as collateral for the equipment notes is classified as property and equipment and the remainder is classified as spare parts and supplies, net.

In connection with these equipment notes, we entered into a collateral maintenance agreement requiring us, among other things, to maintain a loan-to-collateral value ratio of not greater than 45% with respect to the senior series of equipment notes and a loan-to-collateral value ratio of not greater than 75% with respect to both series of notes combined.  We must also maintain a certain level of rotable components within the spare parts collateral pool.  These ratios are calculated semi-annually based on an independent appraisal of the spare parts collateral pool.  If any of the collateral ratio requirements are not met, we must take action to meet all ratio requirements by adding additional eligible spare parts to the collateral pool, redeeming a portion of the outstanding notes, providing other collateral acceptable to the bond insurance policy provider for the senior series of equipment notes or any combination of the above actions.  We are currently in compliance with these covenants.

Convertible Debt Securities.  On July 1, 2006, our 5% Convertible Notes due 2023 with a principal amount of $175 million became convertible into 50 shares of our common stock per $1,000 principal amount at a conversion price of $20 per share.  If a holder of the notes exercises the conversion right, in lieu of delivering shares of our common stock, we may elect to pay cash or a combination of cash and shares of our common stock for the notes surrendered.  All or a portion of the notes are also redeemable for cash at our option on or after June 18, 2010 at par plus accrued and unpaid interest, if any.  Holders of the notes may require us to repurchase all or a portion of their notes at par plus any accrued and unpaid interest on June 15 of 2010, 2013 or 2018.  We may at our option choose to pay the repurchase price on those dates in cash, shares of our common stock or any combination thereof.  However, if we are required to repurchase all or a portion of the notes, our policy is to settle the notes in cash.  Holders of the notes may also require us to repurchase all or a portion of their notes for cash at par plus any accrued and unpaid interest if certain changes in control of Continental occur.

As a result of the adoption of FSP APB 14-1 (see Note 1), we were required to separately account for the debt and equity components of our 5% Convertible Notes in a manner that reflects our nonconvertible debt (unsecured debt) borrowing rate when interest expense is recognized.  At December 31, the debt and equity components recognized for our 5% Convertible Notes were as follows (in millions):

	2008	2007

Principal amount of Convertible Notes	$175	$175
Unamortized discount	18	29
Net carrying amount	157	146
Additional paid-in capital	64	64

At December 31, 2008, the unamortized discount had a remaining recognition period of approximately 18 months.

The amount of interest expense recognized and effective interest rate for the year ended December 31 were as follows (in millions):

	2008	2007	2006

Contractual coupon interest	$ 9	$ 9	$ 9
Amortization of discount on 5% Convertible Notes	11	10	8
Interest expense	$20	$19	$17

Effective interest rate	13%	13%	13%

In November 2000, Continental Airlines Finance Trust II, a Delaware statutory business trust (the "Trust") of which we own all the common trust securities, completed a private placement of five million 6% Convertible Preferred Securities, called Term Income Deferrable Equity Securities or "TIDES."  The TIDES have a liquidation value of $50 per preferred security and are convertible at any time at the option of the holder into shares of common stock at a conversion rate of $60 per share of common stock (equivalent to approximately 0.8333 share of common stock for each preferred security).  Distributions on the preferred securities are payable by the Trust at an annual rate of 6% of the liquidation value of $50 per preferred security.

The sole assets of the Trust are 6% Convertible Junior Subordinated Debentures ("Convertible Subordinated Debentures") with an aggregate principal amount of $248 million as of December 31, 2008 issued by us and which mature on November 15, 2030.  The Convertible Subordinated Debentures are redeemable by us, in whole or in part, on or after November 20, 2003 at designated redemption prices.  If we redeem the Convertible Subordinated Debentures, the Trust must redeem the TIDES on a pro rata basis having an aggregate liquidation value equal to the aggregate principal amount of the Convertible Subordinated Debentures redeemed.  Otherwise, the TIDES will be redeemed upon maturity of the Convertible Subordinated Debentures, unless previously converted.

Taking into consideration our obligations under (i) the Preferred Securities Guarantee relating to the TIDES, (ii) the Indenture relating to the Convertible Subordinated Debentures to pay all debt and obligations and all costs and expenses of the Trust (other than U.S. withholding taxes) and (iii) the Indenture, the Declaration relating to the TIDES and the Convertible Subordinated Debentures, we have fully and unconditionally guaranteed payment of (i) the distributions on the TIDES, (ii) the amount payable upon redemption of the TIDES and (iii) the liquidation amount of the TIDES.

In January 2007, $170 million in principal amount of our 4.5% convertible notes due on February 1, 2007 was converted by the holders into 4.3 million shares of our Class B common stock at a conversion price of $40 per share.  The remaining $30 million in principal amount was paid on February 1, 2007.

NOTE 5 - LEASES

We lease certain aircraft and other assets under long-term lease arrangements.  Other leased assets include real property, airport and terminal facilities, maintenance facilities, training centers and general offices.  Most aircraft leases include both renewal options and purchase options.  Because renewals of our existing leases were not considered to be reasonably assured at the inception of the each lease, rental payments that would be due during the renewal periods were not included in the determination of straight-line rent expense.  Leasehold improvements are amortized over the shorter of the related lease term or their useful life.  The purchase options are generally effective at the end of the lease term at the then-current fair market value.  Our leases do not include residual value guarantees.

At December 31, 2008, the scheduled future minimum lease payments under capital leases and the scheduled future minimum lease rental payments required under operating leases were as follows (in millions):

	Capital Leases	Operating Leases
		Aircraft	Non-aircraft

Year ending December 31,
2009	$ 17	$ 1,019	$ 456
2010	17	998	418
2011	16	939	402
2012	16	894	494
2013	16	871	355
Later years	400	4,001	4,022

Total minimum lease payments	482	$8,722	$6,147
Less: amount representing interest	284
Present value of capital leases	198
Less: current maturities of capital leases	3
Long-term capital leases	$195

At December 31, 2008, we had 466 aircraft under operating leases, including 210 mainline aircraft and 256 regional jets.  These operating leases have remaining lease terms ranging up to 16 years.  Projected sublease income to be received from ExpressJet through 2022, not included in the above table, is approximately $248 million.  The operating lease amounts for aircraft presented above include a portion of our minimum noncancelable payments under capacity purchase agreements with our other regional carriers which represents the deemed lease commitments on the related aircraft.  See Note 16 for a discussion of our regional capacity purchase agreements.  Rent expense for non-aircraft operating leases totaled $580 million, $535 million and $501 million for the years ended December 31, 2008, 2007 and 2006, respectively.

NOTE 6 - FINANCIAL INSTRUMENTS AND FAIR VALUE MEASUREMENTS

SFAS 157, "Fair Value Measurements," requires expanded disclosures about fair value measurements.  SFAS 157 applies to other accounting pronouncements that require or permit fair value measurements, but does not require any new fair value measurements.  SFAS 157 clarifies that fair value is an exit price, representing the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants based on the highest and best use of the asset or liability.  As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability.  SFAS 157 requires us to use valuation techniques to measure fair value that maximize the use of observable inputs and minimize the use of unobservable inputs.  These inputs are prioritized as follows:

Level 1:	Observable inputs such as quoted prices for identical assets or liabilities in active markets
Level 2:	Other inputs that are observable directly or indirectly, such as quoted prices for similar assets or liabilities or market-corroborated inputs
Level 3:	Unobservable inputs for which there is little or no market data and which require us to develop our own assumptions about how market participants would price the assets or liabilities

The valuation techniques that may be used to measure fair value are as follows:

(A)	Market approach - Uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities
(B)
Income approach - Uses valuation techniques to convert future amounts to a single present amount based on current market expectations about those future amounts, including present value techniques, option-pricing models and excess earnings method

(C)	Cost approach - Based on the amount that currently would be required to replace the service capacity of an asset (replacement cost)

Assets (liabilities) measured at fair value on a recurring basis during the period include (in millions):

	Carrying Amount as of December 31, 2008	Level 1	Level 2	Level 3	Valuation Technique

Cash and cash equivalents	$2,165	$2,165			(A)
Short-term investments:
Auction rate securities	201			$201	(B)
Other	277	277			(A)
Restricted cash, cash equivalents and short-term investments:
Auction rate securities	28			28	(B)
Other	162	162			(A)
Auction rate securities put right	26			26	(B)
Fuel derivatives	(415)			(415)	(A)
Foreign currency derivatives	(8)		$(8)		(A)

The determination of fair value of each of these items is discussed below:

Cash, Cash Equivalents and Restricted Cash.  Cash, cash equivalents and restricted cash consist primarily of U.S. Government and Agency money market funds and other AAA-rated money market funds with original maturities of three months or less.  The original cost of these assets approximates fair value due to their short-term maturity.

Short-Term Investments Other than Auction Rate Securities.  Short-term investments other than auction rate securities primarily consist of CDARS and automobile loan-related asset backed securities.  The fair values of these investments are based on observable market data.

Student Loan-Related Auction Rate Securities.  At December 31, 2008, we held student loan-related auction rate securities with a fair value of $229 million and a par value of $291 million.  These securities were classified as follows (in millions):

	Fair Value	Par Value

Short-term investments:
Available-for-sale	$105	$133
Trading	96	125
Total	201	258

Restricted cash, cash equivalents and short-term investments	28	33

Total	$229	$291

The restricted portion is collateral for estimated future workers' compensation claims.

These securities are variable-rate debt instruments with contractual maturities generally greater than ten years and whose interest rates are reset every 7, 28 or 35 days, depending on the terms of the particular instrument.  These securities are secured by pools of student loans guaranteed by state-designated guaranty agencies and reinsured by the U.S. government.  All of the auction rate securities we hold are senior obligations under the applicable indentures authorizing the issuance of the securities.  Auctions for these securities began failing in the first quarter of 2008 and have continued to fail through mid-February 2009, resulting in our continuing to hold such securities and the issuers of these securities paying interest adjusted to the maximum contractual rates.  We recorded losses of $60 million during 2008 to reflect other-than-temporary declines in the fair value of these securities.  These losses are included in nonoperating income (expense) in our consolidated statement of operations.

Historically, the carrying value of auction rate securities approximated fair value due to the frequent resetting of the interest rate and the existence of a liquid market.  Although we will earn interest on these investments involved in failed auctions at the maximum contractual rate, the estimated market value of these auction rate securities no longer approximates par value due to the lack of liquidity in the market for these securities at their par value.  We estimated the fair value of these securities to be $229 million at December 31, 2008, taking into consideration the limited sales and offers to purchase securities and using internally-developed models of the expected future cash flows related to the securities.  Our models incorporated our probability-weighted assumptions about the cash flows of the underlying student loans and discounts to reflect a lack of liquidity in the market for these securities.  At December 31, 2008, the carrying value of our auction rate securities was approximately 80% of par value in the aggregate.

In addition, during the fourth quarter of 2008, one institution granted us a put right permitting us to sell to the institution auction rate securities with a par value of $125 million in 2010 at their full par value.  The institution has also committed to loan us 75% of the market value of these securities at any time until the put right is exercised.  We recorded the put right at fair value in other assets on our consolidated balance sheet and recognized a gain of $26 million upon receipt.  This gain is included in nonoperating income (expense) in our consolidated statement of operations.  We determined the fair value based on the difference between the risk-adjusted discounted expected cash flows from the underlying auction rate securities without the put right and with the put right being exercised in 2010.  We have reclassified the underlying auction rate securities to trading securities and elected the fair value option under SFAS 159 for the put right, with changes in the fair value of the put right and the underlying auction rate securities recognized in earnings currently.  The fair value adjustments to the auction rate securities and the put right will largely offset and result in minimal net impact to earnings in future periods.  The underlying auction rate securities had a fair value of $97 million at the date they were transferred into the trading category.  Since these securities had previously been written down to fair value to reflect an other-than-temporary decline in fair value, there were no unrealized gains or losses to be recognized in earnings at the date of transfer into the trading category.  The remainder of the auction rate securities are classified as available-for-sale and changes in fair value (other than other-than-temporary declines) are recognized in accumulated other comprehensive income (loss).

We continue to monitor the market for auction rate securities and consider its impact, if any, on the fair value of our investments.  If current market conditions deteriorate further, we may be required to record additional losses on these securities.

Fuel Derivatives.  We determine the fair value of our fuel derivatives by obtaining inputs from a broker's pricing model based on inputs that are either readily available in public markets or can be derived from information available in publicly quoted markets.  We verify the reasonableness of these inputs by comparing the resulting fair values to similar quotes from our counterparties as of each date for which financial statements are prepared.  For derivatives not covered by collateral, we also make an adjustment to incorporate credit risk into the valuation.  Due to the fact that certain of the inputs utilized to determine the fair value of the fuel derivatives are unobservable (principally volatility of crude oil prices and the credit risk adjustments), we have categorized these option contracts as Level 3.

Foreign Currency Derivatives.  We determine the fair value of our foreign currency derivatives by comparing our contract rate to a published forward price of the underlying currency, which is based on market rates for comparable transactions.

Unobservable Inputs.  The reconciliation of our assets measured at fair value on a recurring basis using unobservable inputs (Level 3) for the year ended December 31, 2008 is as follows (in millions):

	Student Loan-Related Auction Rate Securities	Auction Rate Securities Put Right	Fuel Derivatives

Balance at beginning of period	$ -	$ -	$ 24
Transfers to Level 3	314	-	-
Additions	-	-	74
Dispositions	(23)	-	-
Gains and losses:
Settlement (gains) losses reported in earnings	-	-	172
Unrealized gains (losses) reported in earnings	(60)	26	(99)
Unrealized gains (losses) reported in other comprehensive income	(2)	-	(586)
Balance at end of year	$229	$26	$(415)

Other Financial Instruments.  Other financial instruments that are not subject to the disclosure requirements of SFAS 157 are as follows:

•
Debt.  The fair value of our debt with a carrying value of $5.0 billion at December 31, 2008 and $3.8 billion at December 31, 2007 was approximately $4.2 billion and $3.8 billion, respectively.  These estimates were based on either the discounted amount of future cash flows using our current incremental rate of borrowing for similar liabilities or market prices.  Estimating the fair value of the remaining debt at December 31, 2008 and 2007, with a carrying value of $683 million and $929 million, respectively, was not practicable due to the large number of remaining debt instruments with relatively small carrying amounts.

•
Investment in COLI Products.  In connection with certain of our supplemental retirement plans, we have company owned life insurance policies on certain of our employees.  As of December 31, 2008 and 2007, the carrying value of the underlying investments was $26 million and $45 million, respectively, which approximated fair value.

•	Accounts Receivable and Accounts Payable. The fair values of accounts receivable and accounts payable approximated carrying value due to their short-term maturity.

NOTE 7 - HEDGING ACTIVITIES

As part of our risk management program, we use a variety of derivative financial instruments to help manage our risks associated with changes in fuel prices and foreign currency exchange rates.  We do not hold or issue derivative financial instruments for trading purposes.

We are exposed to credit losses in the event of non-performance by issuers of derivative financial instruments.  To manage credit risks, we select issuers based on credit ratings, limit our exposure to any one issuer under our defined guidelines and monitor the market position with each counterparty.

Fuel Price Risk Management.  We routinely hedge a portion of our future fuel requirements, provided the hedges are expected to be cost effective.  One component of our hedging strategy is to construct a hedge position that is designed to better hedge fuel price with respect to tickets already sold, for which we can no longer adjust our pricing.  Implicit in this strategy is our belief that, as to tickets not yet sold, the market will be efficient such that fare levels will adjust to keep pace with fuel costs.  We strive to maintain fuel hedging levels and exposure generally comparable to that of our major competitors, so that our fuel cost is not disproportionate to theirs.

Another component of our hedging strategy is to purchase call options or enter into swap agreements to protect us against sudden and significant increases in jet fuel prices.  To minimize the high cost to us of call options during 2008, we frequently entered into collars.  Collars are derivative instruments that involve combining a purchased call option, which on a stand-alone basis would require us to pay a premium, with a written put option, which on a stand-alone basis would result in our receiving a premium.  The collars we have entered into consist of both instruments that result in no net premium to us (known as a "costless" or zero-cost collar) and instruments that result in us paying a net premium to the counterparty.  The purchased call option portion of the collar caps the price of the contract at the agreed upon price while the sold option portion of the collar provides for a minimum price of the related commodity.  Our generally practice is to enter into either crude oil or heating oil contracts since there is a limited market for jet fuel derivatives.

As of December 31, 2008, our projected fuel requirements for 2009 were hedged as follows, excluding contracts with Lehman Brothers which we settled in January 2009:

	Maximum Price		Minimum Price
	% of Expected Consumption	Weighted Average Price (per gallon)	% of Expected Consumption	Weighted Average Price (per gallon)

2009
WTI crude oil collars	14%	$3.40	14%	$2.53
WTI crude oil call options	6	2.54	N/A	N/A
WTI crude oil swaps	3	1.33	3	1.33
Total	23%		17%

Lehman Brothers, one of the counterparties to our fuel derivative contracts, declared bankruptcy on September 15, 2008.  As a result, we determined that our fuel derivative contracts with Lehman Brothers were not highly effective hedges.  Therefore, we discontinued hedge accounting for these contracts as of September 15, 2008 and all subsequent changes in the contracts' fair values were reported in earnings.  In 2008, we recognized losses of $125 million in other non-operating income (expense) related to the changes in the fair value of these contracts.  In January 2009, we settled all open contracts with Lehman Brothers.

At December 31, 2008, our fuel derivatives, including contracts with Lehman Brothers, were in a net liability position of $415 million resulting from the recent substantial decline in crude oil prices.  This fair value is reported in accrued other current liabilities in our consolidated balance sheet.  At December 31, 2007, the fair value of our fuel hedges was a $24 million net asset and is included in prepayments and other current assets in our consolidated balance sheet.  We have not hedged any of our fuel requirements beyond 2009.

Because our fuel hedges were in a net liability position at December 31, 2008, we posted cash collateral with our counterparties totaling $171 million.  These amounts are reported in prepayments and other current assets in our consolidated balance sheet.

Except as discussed above, we account for our fuel derivatives as cash flow hedges and record them at fair value in prepayments and other current assets (if we are in an asset position) or accrued other current liabilities (if we are in a liability position) in our consolidated balance sheet with the change in fair value, to the extent effective, being recorded to accumulated other comprehensive income (loss), net of applicable income taxes.

Fuel hedge gains (losses) are recognized as a component of fuel expense when the underlying fuel being hedged is used.  The ineffective portion of our fuel hedges is determined based on the correlation between crude oil or heating oil prices and jet fuel prices and is included in nonoperating income (expense).  This ineffectiveness was caused by our non-jet fuel derivatives experiencing a higher relative change in value than the jet fuel being hedged and the mark-to-market adjustment on the fuel derivative contracts with Lehman Brothers.  Realized and unrealized gains (losses) related to fuel derivative instruments included in our consolidated statement of operations for the year ended December 31 are as follows (in millions):

	2008	2007	2006

Aircraft fuel and related taxes	$(172)	$37	$(48)
Nonoperating income (expense)	(99)	14	-
Total	$(271)	$51	$(48)

Foreign Currency Exchange Risk Management.  We use foreign currency average rate options and forward contracts to hedge against the currency risk associated with our forecasted Japanese yen, British pound, Canadian dollar and euro-denominated cash flows.  The average rate options and forward contracts have only nominal intrinsic value at the date contracted.

We account for these instruments as cash flow hedges.  They are recorded at fair value in prepayments and other current assets or other accrued other liabilities in the accompanying consolidated balance sheets with the offset to accumulated other comprehensive income (loss), net of applicable income taxes and hedge ineffectiveness, and recognized as passenger revenue when the underlying service is provided.  We measure hedge effectiveness of average rate options and forward contracts based on the forward price of the underlying currency.   Hedge ineffectiveness, if any, is included in other nonoperating income (expense) in the accompanying consolidated statement of operations.  We had no ineffectiveness related to foreign currency hedges for the years ended December 31, 2008, 2007 and 2006.  Our net gain (loss) on our foreign currency average rate option and forward contracts was $5 million, $(2) million and $2 million for the years ended December 31, 2008, 2007 and 2006, respectively.  These gains (losses) are included in passenger revenue in the accompanying consolidated statement of operations.

NOTE 8 - PREFERRED AND COMMON STOCK

Preferred Stock.  On April 14, 2008, Northwest Airlines, Inc. ("Northwest") and Delta Air Lines, Inc. ("Delta") announced that they had entered into a merger agreement.  Northwest previously held the one outstanding share of our Series B preferred stock, which prevented us from engaging in certain business combinations or other activities without Northwest's consent.  We were entitled to redeem the share of Series B preferred stock for a nominal sum upon the execution of a definitive merger agreement by Northwest with respect to a transaction constituting a change of control of Northwest, which occurred upon Northwest's entry into the merger agreement with Delta.  As a result, we redeemed and cancelled the Series B preferred stock in the second quarter of 2008, eliminating Northwest's right to prevent us from engaging in certain business combinations or other activities.

Common Stock.  We currently have one class of common stock issued and outstanding, Class B common stock. Each share of common stock is entitled to one vote per share.  In June 2008, we completed a public offering of 11 million shares of Class B common stock at a price to the public of $14.80 per share, raising net proceeds of $162 million.  Additionally, in the fourth quarter of 2008, we completed a public offering of 13 million shares of Class B common stock at an average price to the public of $15.84 per share, raising net proceeds of $196 million.  Proceeds from both offerings were used for general corporate purposes.  At December 31, 2008, approximately 26 million shares were reserved for future issuance related to the conversion of convertible debt securities and the issuance of stock under our stock incentive plans.

As discussed in Note 4, $170 million in principal amount of our 4.5% convertible notes was converted by the holders into 4.3 million shares of our Class B common stock in January 2007 at a conversion price of $40 per share.

Stockholder Rights Plan.  On November 20, 2008, our stockholder rights plan expired.  As a result, each outstanding share of our Class B common stock is no longer accompanied by a right.  The holders of common stock were not entitled to any payment as a result of the expiration of the rights plan and the rights issued thereunder.

Restrictions on Dividends and Share Repurchases.  Our agreement with the union representing our pilots provides that we will not declare a cash dividend or repurchase our outstanding common stock for cash until we have contributed at least $500 million to the pilot defined benefit pension plan, measured from March 30, 2005.  Through February 18, 2009, we have made $470 million of contributions to this plan.

NOTE 9 - STOCK PLANS AND AWARDS

We have an equity incentive plan for management level employees and non-employee directors that permits the issuance of shares of our common stock.  Approximately 1.0 million shares remain available for award under this incentive plan as of December 31, 2008.  No further awards may be granted under the plan after October 3, 2009.

Stock Options.  Stock options are awarded with exercise prices equal to the fair market value of our common stock on the date of grant.  Management level employee stock options typically vest over a four year period and generally have five year terms.  Expense related to each portion of an option grant is recognized on a straight-line basis over the specific vesting period for those options.  Outside director stock options vest in full on the date of grant and have ten year terms.  Under the terms of our management incentive plans, a change in control would result in options outstanding under those plans becoming exercisable in full.

The table below summarizes stock option transactions pursuant to our plans (share data in thousands):

	2008		2007		2006
	Options	Weighted- Average Exercise Price	Options	Weighted- Average Exercise Price	Options	Weighted- Average Exercise Price

Outstanding at beginning of year	7,817	$17.36	8,991	$15.12	12,710	$13.57
Granted	752	$10.84	728	$35.72	1,853	$24.11
Exercised	(375)	$12.49	(1,699)	$13.39	(5,118)	$14.33
Cancelled	(222)	$29.14	(203)	$17.29	(454)	$17.15
Outstanding at end of year	7,972	$16.65	7,817	$17.36	8,991	$15.12
Exercisable at end of year	6,212	$15.08	3,393	$15.45	1,764	$15.95

As of December 31, 2008, stock options outstanding at the end of the period had a weighted average contractual life of 3.1 years and an aggregate intrinsic value of $35 million.  Options exercisable at December 31, 2008 had a weighted average contractual life of 2.9 years and an aggregate intrinsic value of $30 million.

The fair value of options is determined at the grant date using a Black-Scholes-Merton option-pricing model, which requires us to make several assumptions.  The risk-free interest rate is based on the U.S. Treasury yield curve in effect for the expected term of the option at the time of grant.  The dividend yield on our common stock is assumed to be zero since we historically have not paid dividends and have no current plans to do so in the future.  The market price volatility of our common stock is based on the historical volatility of our common stock over a time period equal to the expected term of the option and ending on the grant date.  The expected life of the options is based on our historical experience for various work groups.  We recognize expense only for those option awards expected to vest, using an estimated forfeiture rate based on our historical experience.  The forfeiture rate may be revised in future periods if actual forfeitures differ from our assumptions.  The weighted-average fair value of options granted during the year ended December 31 was determined based on the following weighted-average assumptions:

	2008	2007	2006

Risk-free interest rate	3.1%	4.9%	4.7%
Dividend yield	0%	0%	0%
Expected market price volatility of our common stock	62%	57%	63%
Expected life of options (years)	3.9	3.9	3.4
Fair value of options granted	$5.32	$16.95	$11.52

The total intrinsic value of options exercised during the year ended December 31, 2008, 2007 and 2006 was $3 million, $45 million and $81 million, respectively.

The following tables summarize the range of exercise prices and the weighted average remaining contractual life of the options outstanding and the range of exercise prices for the options exercisable at December 31, 2008 (share data in thousands):

Options Outstanding

Range of Exercise Prices	Number	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price

$8.85-$11.87	857	3.4	$10.45
$11.89	4,519	2.9	$11.89
$11.96-$20.31	1,132	3.4	$19.13
$20.97-$49.80	1,464	3.2	$33.05

$8.85-$49.80	7,972	3.1	$16.65

Options Exercisable

Range of Exercise Prices	Number	Weighted Average Exercise Price

$8.85-$11.87	241	$11.70
$11.89	4,519	$11.89
$11.96-$20.31	763	$18.85
$20.97-$49.80	689	$33.00

$8.85-$49.80	6,212	$15.08

Employee Stock Purchase Plan.  All of our employees (including CMI employees) are eligible to participate in the 2004 Employee Stock Purchase Plan (the "2004 ESPP").  At the end of each fiscal quarter, participants may purchase shares of our common stock at a discount of 15% off the fair market value of the stock on either the first day or the last day of the quarter (whichever is lower), subject to a minimum purchase price of $10 per share.  This discount is reduced to zero as the fair market value approaches $10 per share.  If the fair market value is below the $10 per share minimum price on the last day of a quarter, then the participants will not be permitted to purchase the common stock for such quarterly purchase period and we will refund to those participants the amount of their unused payroll deductions.  During 2008, 2007 and 2006, approximately 1.1 million, 0.4 million and 0.5 million shares, respectively, of common stock were issued to participants at a weighted-average purchase price of $12.76, $27.84 and $17.77 per share, respectively.   In January 2009, 0.2 million shares were purchased at a price of $14.96 per share for the fourth quarter of 2008.  In the aggregate, 3.0 million shares may be purchased under the plan; however, no shares remained available for purchase following the purchase made related to the quarter ended December 31, 2008.

Restricted Stock Units.  At December 31, 2008, we had three outstanding awards of restricted stock units ("RSUs") granted under our Long-Term Incentive and RSU Program:  (1) profit based RSU awards with a performance period commencing April 1, 2006 and ending December 31, 2009, (2) profit based RSU awards with a performance period commencing January 1, 2007 and ending December 31, 2009 and (3) profit based RSU awards with a performance period commencing January 1, 2008 and ending December 31, 2010.

Profit Based RSU Awards.  We have issued profit based RSU awards pursuant to our Long-Term Incentive and RSU Program, which can result in cash payments to our officers upon the achievement of specified profit-sharing based performance targets.  The performance targets require that we reach target levels of cumulative employee profit sharing under our enhanced employee profit sharing program during the performance period and that we have net income calculated in accordance with U.S. generally accepted accounting principles for the applicable fiscal year.  To serve as a retention feature, payments related to the achievement of a performance target generally will be made in annual increments over a three-year period to participants who remain continuously employed by us through each payment date.  Payments also are conditioned on our having, at the end of the fiscal year preceding the date any payment is made, a minimum unrestricted cash, cash equivalents and short-term investments balance as set by the Human Resources Committee of our Board of Directors.  If we do not achieve the minimum cash balance applicable to a payment date, the payment will be deferred until the next payment date (March 1 of the next year), subject to a limit on the number of years payments may be carried forward.  Payment amounts are calculated based on the average closing price of our common stock during the 20 trading days preceding the payment date and the payment percentage set by the Human Resources Committee of our Board of Directors for achieving the applicable profit-sharing based performance target.

 The following table sets forth information about the profit based RSU awards outstanding at December 31, 2008:

	2008 Grant	2007 Grant	2006 Grant

Initial grant date	February 2008	February 2007	June 2006

Number of awards outstanding	0.9 million	0.5 million	1.5 million

Performance period	January 1, 2008- December 31, 2010	January 1, 2007- December 31, 2009	April 1, 2006- December 31, 2009

Cumulative profit sharing targets (range)	$0-$275 million	$0-$350 million	$0-$225 million

Cumulative profit sharing achieved for applicable performance period	$0	$158 million	$262 million

Payment percentages (range)	0%-200%	0%-200%	0%-337.5%

Probable payment percentage:
As of December 31, 2008	100%	100%	337.5%
As of December 31, 2007	N/A	100%	337.5%
As of December 31, 2006	N/A	N/A	150.0%

Unrestricted cash, cash equivalents and short-term investments hurdle	$2.2 billion	$2.0 billion	$1.125 billion

We account for the profit based RSU awards as liability awards.  Once it is probable that a profit-sharing based performance target will be met, we measure the awards at fair value based on the current stock price.  The related expense is recognized ratably over the required service period, which ends on each payment date, after adjustment for changes in the then-current market price of our common stock.  As of December 31, 2007, we had achieved the highest cumulative profit sharing-based performance target for the profit based RSU awards with a performance period commencing April 1, 2006 and were, therefore, accruing expense based on a payment percentage of 337.5%.  We had not achieved any of the cumulative profit sharing-based performance targets as of December 31, 2008 for the profit based RSU awards with performance periods commencing January 1, 2007 and 2008, respectively, but we have concluded that it is probable that we will achieve the entry level target for those awards during the performance periods, resulting in an estimated payment percentage under each award of 100%.

The awards that had a performance period commencing April 1, 2006 and ending December 31, 2009 achieved the highest level cumulative profit sharing performance target based on cumulative profit sharing payments to our broad based employees of $262 million as of December 31, 2007.  As a result, in March 2008, payments totaling $52 million were made with respect to these profit based RSU awards following achievement of the year end cash hurdle applicable to those awards.

Stock Price Based RSU Awards.  Stock price based RSU awards made pursuant to our Long-Term Incentive and RSU Program can result in cash payments to award holders if there are specified increases in our stock price over multi-year performance periods.  There are currently no stock price based RSU awards outstanding.  Prior to our adoption of FASB Statement No. 123R, "Share-Based Payment" ("SFAS 123R"), on January 1, 2006, we had recognized no liability or expense related to our stock price based RSU awards because the targets set forth in the program had not been met.  However, SFAS 123R required these awards to be measured at fair value at each reporting date with the related expense being recognized over the required service periods, regardless of whether the specified stock price targets had been met.  The fair value was determined using a pricing model until the specified stock price target had been met, and was determined based on the current stock price thereafter.  On January 1, 2006, we recognized a cumulative effect of change in accounting principle to record our liability related to the stock price based RSU awards at that date, which reduced 2006 earnings by $26 million ($0.29 per basic share and $0.23 per diluted share).

In February 2006, in light of the sacrifices made by their co-workers in connection with pay and benefit cost reduction initiatives, our officers voluntarily surrendered their stock price based RSU awards for the performance period ending March 31, 2006, which had vested during the first quarter of 2006 and would have otherwise paid out $23 million at the end of March 2006.  Of the $26 million total cumulative effect of change in accounting principle recorded on January 1, 2006, $14 million related to the surrendered awards.  Accordingly, upon the surrender of these awards, we reported the reversal of the $14 million as a reduction of special charges in our statement of operations.  The remaining $12 million of the cumulative effect of change in accounting principle was related to the stock price based RSU awards with a performance period ending December 31, 2007, discussed below, which were not surrendered.

During the first quarter of 2006, our stock price achieved the performance target price per share for 1.2 million stock price based RSU awards with a performance period ending December 31, 2007.  At December 31, 2007, our outstanding stock price based RSUs with a performance period commencing on April 1, 2004 and ending on December 31, 2007 had a vested liability of $29 million and were paid out in cash in January 2008 based on the average closing price of our common stock during the 20 trading days preceding December 31, 2007.

Stock-Based Compensation Expense.  Total stock-based compensation expense included in wages, salaries and related costs for the years ended December 31, 2008, 2007 and 2006 was $47 million, $75 million and $83 million, respectively.  As of December 31, 2008, $32 million of compensation cost attributable to future service related to unvested employee stock options and profit based RSU awards that are probable of being achieved had not yet been recognized.  This amount will be recognized in expense over a weighted-average period of 1.7 years.  The expense related to RSUs does not impact payments to our broad based employee group under our enhanced profit sharing plan because profit sharing payments are based on pre-tax net income calculated prior to any costs associated with incentive compensation for executives.

NOTE 10 - ACCUMULATED OTHER COMPREHENSIVE LOSS

The components of accumulated other comprehensive loss (which are all net of applicable income taxes) were as follows (in millions):

	Defined Benefit Pension and Retiree Medical Benefits Plans			Unrealized Gain (Loss) on Derivative Instruments and Other
	Minimum Pension Liability	Unrecognized Prior Service Cost	Unrecognized Actuarial Gains (Losses)		Total
Balance at December 31, 2005	$(680)	$ -	$ -	$ 5	$ (675)
Net change in accumulated other comprehensive loss	68	-	-	(21)	47
Impact of adoption of SFAS 158	612	(237)	(760)	-	(385)
Balance at December 31, 2006	-	(237)	(760)	(16)	(1,013)
Derivative financial instruments:
Reclassification into earnings	-	-	-	18	18
Change in fair value	-	-	-	27	27
Employee benefit plans:
Reclassification of unrecognized net actuarial loss into earnings	-	-	97	-	97
Reclassification of prior service cost into earnings	-	30	-	-	30
Current year prior service cost	-	(18)	-	-	(18)
Current year actuarial gain	-	-	354	-	354
Balance at December 31, 2007	-	(225)	(309)	29	(505)
Derivative financial instruments:
Reclassification into earnings	-	-	-	(26)	(26)
Change in fair value	-	-	-	(415)	(415)
Employee benefit plans:
Reclassification of unrecognized net actuarial loss into earnings	-	-	85	-	85
Reclassification of prior service cost into earnings	-	31	-	-	31
Current year actuarial loss	-	-	(926)	-	(926)
Balance at December 31, 2008	$ -	$(194)	$(1,150)	$(412)	$(1,756)

We adopted SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132(R)" ("SFAS 158"), on December 31, 2006.  Under SFAS 158, unrecognized prior service cost and actuarial gains (losses) related to our defined benefit pension and retiree medical benefits plans are recorded in accumulated other comprehensive loss.

The prior service cost and unrecognized actuarial losses recorded in accumulated other comprehensive loss before applicable income taxes were $219 million and $1.4 billion, respectively, at December 31, 2008, $250 million and $520 million, respectively, at December 31, 2007 and $262 million and $971 million, respectively, at December 31, 2006.  The unrealized gain (loss) on derivative instruments recorded in accumulated other comprehensive loss before applicable income taxes was the same as the after-tax amount presented in the table above at each of December 31, 2008, 2007 and 2006.

NOTE 11 - EMPLOYEE BENEFIT PLANS

Our employee benefits plans include defined benefit pension plans, defined contribution (including 401(k) savings) plans and a consolidated welfare benefit plan, which includes retiree medical benefits.  Substantially all of our domestic employees are covered by one or more of these plans.

Defined Benefit Pension Plans.  Benefits under our defined benefit pension plans are based on a combination of years of benefit accrual service and an employee's final average compensation.  Under the collective bargaining agreement with our pilots ratified on March 30, 2005, which we refer to as the "pilot agreement," future defined benefit accruals for pilots ceased and retirement benefits accruing in the future are provided through two pilot-only defined contribution plans.  As required by the pilot agreement, defined benefit pension assets and obligations related to pilots in our primary defined benefit pension plan (covering substantially all U.S. employees other than Chelsea Food Services ("Chelsea") and CMI employees) were spun out into a separate pilot-only defined benefit pension plan, which we refer to as the "pilot defined benefit pension plan."  On May 31, 2005, future benefit accruals for pilots ceased and the pilot defined benefit pension plan was "frozen."  As of that freeze date, all existing accrued benefits for pilots (including the right to receive a lump sum payment upon retirement) were preserved in the pilot defined benefit pension plan.  Accruals for non-pilot employees under our primary defined benefit pension plan continue.

Retiree Medical Benefits Plans.  Our retiree medical programs are self-insured arrangements that permit retirees who meet certain age and service requirements to continue medical coverage between retirement and Medicare eligibility.  Eligible employees are required to pay a portion of the costs of their retiree medical benefits, which in some cases may be offset by accumulated unused sick time at the time of their retirement.  Plan benefits are subject to co-payments, deductibles and other limits as described in the plans.  We account for the retiree medical benefits plan under SFAS No. 106, "Employers' Accounting for Postretirement Benefits other than Pensions," which requires recognition of the expected cost of benefits over the employee's service period.

Obligation and Funded Status.  Our pension and retiree medical benefits obligations are measured as of December 31 of each year.  The following table sets forth the changes in projected benefit obligation of the defined benefit pension and retiree medical benefits plans at December 31 (in millions):

	Defined Benefit Pension		Retiree Medical Benefits
	2008	2007	2008	2007

Accumulated benefit obligation	$2,273	$2,180	N/A	N/A

Benefit obligation at beginning of year	$2,353	$2,697	$252	$216
Service cost	59	61	12	11
Interest cost	149	158	16	14
Plan amendments	-	-	-	18
Actuarial (gains) losses	168	(347)	(17)	8
Participant contributions	-	-	2	1
Benefits paid	(118)	(59)	(16)	(16)
Settlements	(129)	(157)	-	-
Benefit obligation at end of year	$2,482	$2,353	$249	$252

Congress enacted, and the president signed into law on December 13, 2007, a change in the mandatory retirement age for our pilots from age 60 to 65.  We have, for actuarial purposes, made the assumption that the majority of our pilots will work beyond age 60 and will not begin receiving their pension payments (or lump-sum distribution) at the previously assumed age 60.

The retiree medical benefits plan and certain supplemental defined benefit pension plans are unfunded, although we have investments in COLI products that support our obligations under certain of the supplemental plans (see note 6).  The following table sets forth the change in the fair value of the defined benefit pension plans' assets at December 31 (in millions):

	2008	2007

Fair value of plan assets at beginning of year	$1,817	$1,545
Actual gains (losses) on plan assets	(618)	150
Employer contributions, including benefits paid under unfunded plans	105	338
Benefits paid	(118)	(59)
Lump sum settlements	(129)	(157)
Fair value of plan assets at end of year	$1,057	$1,817

The unfunded portion of the defined benefit pension and retiree medical benefits liabilities were recognized in the accompanying consolidated balance sheets at December 31 as follows (in millions):

	Defined Benefit Pension		Retiree Medical Benefits
	2008	2007	2008	2007

Accrued payroll	$ 8	$ 2	$ 15	$ 17
Accrued pension liability	1,417	534	-	-
Accrued retiree medical benefits	-	-	234	235
Funded status of the plans - net underfunded	$1,425	$536	$249	$252

Our plans' under-funded status was $1.4 billion at December 31, 2008 and $536 million at December 31, 2007.  The increase in our plans' underfunded status was primarily the result of lower investment returns as a result of the current global financial crisis and decreases in the discount rate and the lump sum conversion interest rate used to determine our pension liability.

The amounts in accumulated other comprehensive loss that have not yet been recognized as components of net periodic benefit expense at December 31, 2008 were as follows (in millions):

	Defined Benefit Pension	Retiree Medical Benefits

Unrecognized prior service cost	$ 32	$187
Unrecognized actuarial (gains) losses	$1,423	$(62)

Unrecognized prior service cost is expensed using a straight-line amortization of the cost over the average future service of employees expected to receive benefits under the plans.  The following table sets forth the amounts of unrecognized prior service cost and net actuarial loss recorded in accumulated other comprehensive loss expected to be recognized as components of net periodic benefit expense during 2009 (in millions):

	Defined Benefit Pension	Retiree Medical Benefits

Prior service cost	$ 10	$21
Actuarial (gains) losses	$111	$(3)

The following actuarial assumptions were used to determine our benefit obligations at December 31:

	Defined Benefit Pension		Retiree Medical Benefits
	2008	2007	2008	2007

Weighted average assumed discount rate	6.13%	6.31%	6.03%	6.02%
Weighted average rate of compensation increase	2.30%	2.30%	-	-
Health care cost trend rate	-	-	7.50%	8.00%

The December 31, 2008 health care cost trend rate is assumed to decline gradually to 5% by 2014.

Net periodic defined benefit pension and retiree medical benefits expense for the year ended December 31 included the following components (in millions):

	Defined Benefit Pension			Retiree Medical Benefits
	2008	2007	2006	2008	2007	2006

Service cost	$ 59	$ 61	$ 59	$12	$11	$12
Interest cost	149	158	146	15	14	14
Expected return on plan assets	(157)	(137)	(122)	-	-	-
Amortization of unrecognized net actuarial (gain) loss	34	68	68	(1)	(2)	-
Amortization of prior service cost	10	10	9	21	20	20
Net periodic benefit expense	95	160	160	47	43	46
Settlement charges (included in special charges)	52	31	59	-	-	-
Net benefit expense	$ 147	$ 191	$ 219	$47	$43	$46

During 2008, 2007 and 2006, we recorded non-cash settlement charges totaling $52 million, $31 million and $59 million, respectively, related to lump sum distributions from our pilot-only defined benefit pension plan to pilots who retired.  SFAS No. 88 , "Employer's Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits" ("SFAS 88"), requires the use of settlement accounting if, for a given year, the cost of all settlements exceeds, or is expected to exceed, the sum of the service cost and interest cost components of net periodic pension expense for a plan.  Under settlement accounting, unrecognized plan gains or losses must be recognized immediately in proportion to the percentage reduction of the plan's projected benefit obligation.

The following actuarial assumptions were used to determine our net periodic benefit expense for the year ended December 31:

	Defined Benefit Pension			Retiree Medical Benefits
	2008	2007	2006	2008	2007	2006

Weighted average assumed discount rate	6.27%	5.95%	5.78%	6.02%	5.76%	5.57%
Expected long-term rate of return on plan assets	8.50%	8.26%	8.50%	-	-	-
Weighted average rate of compensation increase	2.30%	2.30%	2.25%	-	-	-
Health care cost trend rate	-	-	-	8.00%	8.00%	9.00%

The 2008 health care cost trend rate is assumed to decline gradually to 5% by 2014.

A one percentage point change in the assumed health care cost trend rate would have the following effect (in millions):

	One Percent Increase	One Percent Decrease

Impact on 2008 retiree medical benefits expense	$ 3	$ (2)
Impact on accrued retiree medical benefits as of December 31, 2008	$24	$(21)

The defined benefit pension plans' assets consist primarily of equity and fixed-income securities.  As of December 31, the asset allocations by category were as follows:

	2008	2007

U.S. equities	47%	49%
International equities	21	22
Fixed income	20	22
Other	12	7
Total	100%	100%

We develop our expected long-term rate of return assumption based on historical experience and by evaluating input from the trustee managing the plans' assets.  Our expected long-term rate of return on plan assets is based on a target allocation of assets, which is based on our goal of earning the highest rate of return while maintaining risk at acceptable levels.  The plans strive to have assets sufficiently diversified so that adverse or unexpected results from one security class will not have an unduly detrimental impact on the entire portfolio.  We regularly review our actual asset allocation and the pension plans' investments are periodically rebalanced to our targeted allocation when considered appropriate.  Plan assets are allocated within the following guidelines:

	Percent of Total	Expected Long-Term Rate of Return

U.S. equities	35-55%	9%
International equities	15-25	9
Fixed income	15-25	5
Other	0-15	12

Funding requirements for tax-qualified defined benefit pension plans are determined by government regulations.  During 2008, we contributed $102 million to our tax-qualified defined benefit pension plans, satisfying our minimum funding requirements during calendar year 2008.  We contributed an additional $50 million to our tax-qualified defined benefit pension plans in January 2009.  We expect to contribute approximately $125 million to our tax-qualified defined benefit pension plans during 2009.

We project that our defined benefit pension and retiree medical plans will make the following benefit payments, which reflect expected future service and include expected lump sum distributions, during the year ended December 31 (in millions):

	Defined Benefit Pension	Retiree Medical Benefits

2009	$ 108	$ 15
2010	130	16
2011	151	17
2012	165	18
2013	195	19
2014 through 2018	992	117

Defined Contribution Plans for Pilots.  As required by the pilot agreement, two pilot-only defined contribution plans were established in 2005.  One of these plans is a money purchase pension plan -- a type of defined contribution plan subject to the minimum funding rules of the Internal Revenue Code.  Contributions under this plan are generally expressed as a percentage of applicable pilot compensation, subject to limits under the Internal Revenue Code.  The other pilot-only defined contribution plan is a 401(k) plan that was established by transferring the pilot accounts from our pre-existing primary 401(k) plan (covering substantially all of our U.S. employees other than CMI employees) to a separate pilot-only 401(k) plan.  Pilots may make elective pre-tax and/or post-tax contributions to the pilot-only 401(k) plan.  In addition, the pilot agreement calls for employer contributions to the pilot-only 401(k) plan based on pre-tax profits during a portion of the term of the pilot agreement.  To the extent the Internal Revenue Code limits preclude employer contributions called for by the pilot agreement, the disallowed amount will be paid directly to the pilots as current wages under a corresponding nonqualified arrangement.  Our expense related to the defined contribution plans for pilots was $82 million, $69 million and $49 million in the years ended December 31, 2008, 2007 and 2006, respectively.

Other 401(k) Plans.  We have two other defined contribution 401(k) employee savings plans in addition to the pilot-only 401(k) plan, a 401(k) plan covering substantially all domestic employees except for pilots and a 401(k) plan covering substantially all of the employees of CMI.  Participants in the non-pilot 401(k) plans may make elective pre-tax and/or post-tax contributions, and substantially all of those participants who are not and will not become eligible for the Company's defined benefit pension plans are eligible to receive employer contributions, expressed as a percentage of applicable compensation, under the non-pilot 401(k) plans.  In addition, the non-pilot 401(k) plans will be amended effective as of January 1, 2009 to provide for the reinstatement of service-based employer match contributions for certain workgroups at levels ranging up to 50% of employee contributions of up to 6% of the employee's salary, based on seniority.  Company matching contributions are made in cash.  For the years ended December 31, 2008, 2007 and 2006, total expense for these defined contribution plans was $6 million, $5 million and $4 million, respectively.

Profit Sharing Program.  Our enhanced profit sharing program, which will be in place through December 31, 2009, creates an award pool for employees of 30% of the first $250 million of annual pre-tax income, 25% of the next $250 million and 20% of amounts over $500 million.  For purposes of the program, pre-tax net income excludes unusual or non-recurring items and is calculated prior to any costs associated with incentive compensation for executives with performance targets determined by the Human Resources Committee of our Board of Directors.  Payment of profit sharing to participating employees occurs in the fiscal year following the year in which profit sharing is earned and the related expense is recorded.  Substantially all of our employees participate in this program except for officers and management directors.  We recognized $172 million and $115 million of profit sharing expense and related payroll taxes in 2007 and 2006, respectively.  This amount is included in wages, salaries and related costs in our consolidated statements of operations.  As we incurred a loss in 2008, there was no profit sharing expense in 2008.

NOTE 12 - INCOME TAXES

Income tax benefit (expense) for the year ended December 31 consisted of the following (in millions):

	2008	2007	2006

Federal:
Current	$ (2)	$ (3)	$ (1)
Deferred	233	(194)	(129)
State:
Current	-	(2)	2
Deferred	20	(17)	(10)
Foreign:
Current	-	(1)	(1)
Valuation allowance	(142)	100	139
Total income tax benefit (expense)	$ 109	$(117)	$ -

The reconciliation of income tax computed at the United States federal statutory tax rate to income tax benefit (expense) for the years ended December 31 is as follows (in millions):

	Amount			Percentage
	2008	2007	2006	2008	2007	2006

Income tax benefit (expense) at United States statutory rates	$243	$(194)	$(126)	35.0%	35.0%	35.0%
State income tax benefit (expense), net of federal benefit	14	(12)	(4)	2.0	2.1	1.1
Meals and entertainment disallowance	(5)	(6)	(6)	(0.7)	1.1	1.6
Valuation allowance	(142)	100	139	(20.4)	(18.0)	(38.5)
Other	(1)	(5)	(3)	(0.1)	0.9	0.8
Income tax benefit (expense)	$ 109	$(117)	$ -	15.8%	21.1%	0.0%

For financial reporting purposes, income tax benefit recorded on losses results in deferred tax assets.  Beginning in the first quarter of 2004, we concluded that we were required to provide a valuation allowance for net deferred tax assets due to our continued losses and our determination that it was more likely than not that such deferred tax assets would ultimately not be realized.  As a result, our losses subsequent to that point were not reduced by any tax benefit.  Consequently, we also did not record any provision for income taxes on our pre-tax income in 2006 or 2007 because we utilized a portion of the net operating loss carryforwards ("NOLs") for which we had not previously recognized a benefit.  In the fourth quarter of 2007, we recorded income tax expense of $114 million to increase the valuation allowance to be fully reserved for certain NOLs, expiring in 2008 through 2011, which more likely than not would not be realized prior to their expiration.  In the second quarter of 2008, we recorded an income tax credit of $28 million resulting from higher utilization of those NOLs than had been previously anticipated.  We have approximately $3.4 billion of additional NOLs, which expire between the years 2020 and 2028, available for use to offset future cash income taxes.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the related amounts used for income tax purposes.  Significant components of our deferred tax liabilities and assets as of December 31 were as follows (in millions):

	2008	2007

Fixed assets, intangibles and spare parts	$1,767	$1,789
Other, net	-	13

Gross deferred tax liabilities	1,767	1,802

Net operating loss carryforwards	(1,355)	(1,384)
Pension liability	(481)	(151)
Accrued liabilities	(558)	(349)
Other, net	(161)	-

Gross deferred tax assets	(2,555)	(1,884)

Valuation allowance	788	192

Net deferred tax liability	-	110

Less: current deferred tax asset	(216)	(259)

Non-current deferred tax liability	$ 216	$ 369

Section 382 of the Internal Revenue Code ("Section 382") imposes limitations on a corporation's ability to utilize NOLs if it experiences an "ownership change."  In general terms, an ownership change may result from transactions increasing the ownership of certain stockholders in the stock of a corporation by more than 50 percentage points over a three-year period.  In the event of an ownership change, utilization of our NOLs would be subject to an annual limitation under Section 382 determined by multiplying the value of our stock at the time of the ownership change by the applicable long-term tax-exempt rate (which is 5.40% for December 2008).  Any unused annual limitation may be carried over to later years.  The amount of the limitation may, under certain circumstances, be increased by the built-in gains in assets held by us at the time of the change that are recognized in the five-year period after the change.  If we were to have an ownership change as of December 31, 2008 under current conditions, our annual NOL utilization could be limited to $119 million per year, before consideration of any built-in gains.

Activity in our deferred tax asset valuation allowance for the year ended December 31 was as follows (in millions):

	2008	2007	2006

Balance at beginning of year	$ 192	$ 473	$ 479

Valuation allowance (utilized) provided for taxes related to:
Income (loss) before cumulative effect of change in accounting principle	142	(100)	(139)
Cumulative effect of change in accounting principle	-	-	10
Items recorded directly to accumulated other comprehensive loss	462	(187)	(18)
Adoption of SFAS 158	-	-	142
Other	(8)	6	(1)
Balance at end of year	$ 788	$ 192	$ 473

Our federal and state income tax returns for years after 2004 remain subject to examination by the taxing authorities.

NOTE 13 - SPECIAL CHARGES

Special charges for the years ended December 31 were as follows (in millions):

	2008	2007	2006

Pension settlement charges (see Note 11)	$ 52	$ 31	$ 59
Aircraft-related charges, net of gains on sales of aircraft	40	(22)	(18)
Severance	34	-	-
Route impairment and other	55	4	(14)
Total special charges	$ 181	$ 13	$ 27

Year Ended December 31, 2008.  Aircraft-related charges, net of gains on sales of aircraft, of $40 million include non-cash impairments on owned Boeing 737-300 and 737-500 aircraft and related assets.  Following the decision in June 2008 to retire all of our Boeing 737-300 aircraft and a significant portion of our Boeing 737-500 fleet by the end of 2009, we evaluated the ongoing value of the assets associated with these fleets.  Fleet assets include owned aircraft, improvements on leased aircraft, spare parts, spare engines and simulators.  Based on our evaluation, we determined that the carrying amounts of these fleets were impaired and wrote them down to their estimated fair value.  We estimated the fair values based on current market quotes and our expected proceeds from the sale of the assets.  Aircraft-related charges, net of gains on sales of aircraft in 2008 also includes charges for future lease costs on permanently grounded 737-300 aircraft and gains on the sale of ten Boeing 737-500 aircraft.

At December 31, 2008, we had five owned Boeing 737-500 aircraft and five owned Boeing 737-300 aircraft that were grounded.  These aircraft are being carried at an aggregate fair market value of $84 million.  At December 31, 2008, we also had two temporarily grounded Boeing 737-500 leased aircraft and seven permanently grounded Boeing 737-300 leased aircraft.  These aircraft have lease terms that range from one month to 43 months.  We also have temporarily grounded all thirty 37-seat ERJ 135 aircraft.  The two leased Boeing 737-500 aircraft that were grounded at December 31, 2008 re-entered our active fleet in January 2009.

We have aircraft sale contracts with two different foreign buyers to sell 15 Boeing 737-500 aircraft.  The buyers of these aircraft have requested, and in some cases we have agreed to, a delay in the delivery dates for the aircraft.  We hold cash deposits that secure the buyers' obligations under the aircraft sale contracts, and we are entitled to damages under the aircraft sale contracts if the buyers do not take delivery of the aircraft when required.  These pending transactions are subject to customary closing conditions, some of which are outside of our control, and we cannot give any assurances that the buyers of these aircraft will be able to obtain financing for these transactions, that there will not be further delays in deliveries or that the closing of these transactions will occur.

We expect to incur additional special charges in future quarters associated with the planned permanent grounding of 23 additional Boeing 737-300 aircraft during 2009.  Additionally, we may incur further accounting charges as a result of future fleet actions, including costs associated with future lease payments and return conditions on 30 ERJ-135 aircraft that are currently temporarily grounded.  We are not able at this time to estimate the amount and timing of these future charges.

In conjunction with the capacity reductions, we incurred $34 million for severance and continuing medical coverage for employees accepting early retirement packages or company-offered leaves of absence during 2008.  Approximately 3,000 positions were eliminated as a result of the capacity reductions, the majority of which were implemented in September 2008.

Route impairment and other special charges in 2008 of $55 million includes an $18 million non-cash charge to write off an intangible route asset as a result of our decision to move all of our flights between New York Liberty and London from London Gatwick Airport to London Heathrow Airport and $37 million of charges related to contract settlements with regional carriers and unused facilities.

Year Ended December 31, 2007.  Aircraft related credits of $22 million in 2007 related primarily to the sale of three 737-500 aircraft.  Other special charges in 2007 of $4 million related to a change in the mandatory retirement age for our pilots from age 60 to 65 signed into law on December 31, 2007.  Because of the extension of the mandatory retirement age, we recorded an additional $4 million liability for the long-term disability plan for our pilots in 2007.

Year Ended December 31, 2006.  Aircraft related special credits of $18 million in 2006 related primarily to a reduction of accruals for future lease payments and return conditions related to permanently grounded MD-80 aircraft following negotiated settlements with the aircraft lessors.  Other special credits in 2006 of $14 million related to the surrender of stock price based RSU awards discussed in Note 9.

Accrual Activity.  Activity related to the accruals for severance and medical costs and future lease payments on permanently grounded aircraft and unused facilities is as follows (in millions):

	Balance, December 31, 2007	Accrual	Payments	Balance, December 31, 2008

Severance/medical costs	$ -	$ 34	$(6)	$28
Permanently grounded aircraft	-	14	(4)	10
Unused facilities	8	14	(2)	20

These accruals and payments relate primarily to our mainline segment.  Cash payments related to the accruals for severance and medical costs will be made through the end of 2009.  Remaining lease payments on permanently grounded aircraft and unused facilities will be made through 2009 and 2018, respectively.

NOTE 14 - INVESTMENT IN OTHER COMPANIES

Copa.  In May 2008 and July 2006, we sold 4.4 million and 7.5 million shares, respectively, of the Class A common stock of Copa for net proceeds of $149 million and $156 million, respectively.  We recognized gains of $78 million and $92 million, respectively, on these transactions.  We no longer own any shares of Copa.

Prior to our disposition of Copa shares in May 2008, we accounted for our interest in Copa using the equity method of accounting because of our ability to significantly influence Copa's operations through our alliance agreements with Copa and our representation on Copa's Board of Directors.

Holdings.  In 2007, we sold all of our shares of the common stock of Holdings, the parent company of ExpressJet, to third parties for cash proceeds of $35 million.  We recognized a gain of $7 million as a result of these sales.

During 2006, we held an 8.6% interest in Holdings.  We accounted for our interest in Holdings using the equity method of accounting because of our continued ability to significantly influence Holdings' operations through our capacity purchase agreement with ExpressJet.

ARINC.  ARINC develops and operates communications and information processing systems and provides systems engineering and other services to the aviation industry and other industries.  In 2007, we sold all of our ARINC common stock and  received cash proceeds of $30 million.  Our investment in ARINC had no carrying value, resulting in a gain of $30 million.

Equity in Earnings of Other Companies.  We recorded equity in earnings of other companies of $12 million, $18 million and $61 million in the years ended December 31, 2008, 2007 and 2006, respectively.  The declining amounts reflect our decreased ownership of Copa and Holdings.  These amounts are included in other nonoperating income (expense) in our consolidated statements of operations.

NOTE 15 - VARIABLE INTEREST ENTITIES

Certain types of entities in which a company absorbs a majority of another entity's expected losses, receives a majority of the other entity's expected residual returns, or both, as a result of ownership, contractual or other financial interests in the other entity are required to be consolidated.  These entities are called "variable interest entities."  The principal characteristics of variable interest entities are (1) an insufficient amount of equity to absorb the entity's expected losses, (2) equity owners as a group are not able to make decisions about the entity's activities, or (3) equity that does not absorb the entity's losses or receive the entity's residual returns.  "Variable interests" are contractual, ownership or other monetary interests in an entity that change with fluctuations in the entity's net asset value.  As a result, variable interest entities can arise from items such as lease agreements, loan arrangements, guarantees or service contracts.

If an entity is determined to be a "variable interest entity," the entity must be consolidated by the "primary beneficiary."  The primary beneficiary is the holder of the variable interests that absorbs a majority of the variable interest entity's expected losses or receives a majority of the entity's residual returns in the event no holder has a majority of the expected losses.  There is no primary beneficiary in cases where no single holder absorbs the majority of the expected losses or receives a majority of the residual returns.  The determination of the primary beneficiary is based on projected cash flows at the inception of the variable interests.

We have variable interests in the following types of variable interest entities:

Aircraft Leases.  We are the lessee in a series of operating leases covering the majority of our leased aircraft.  The lessors are trusts established specifically to purchase, finance and lease aircraft to us.  These leasing entities meet the criteria for variable interest entities.  We are generally not the primary beneficiary of the leasing entities if the lease terms are consistent with market terms at the inception of the lease and do not include a residual value guarantee, fixed-price purchase option or similar feature that obligates us to absorb decreases in value or entitles us to participate in increases in the value of the aircraft.  This is the case for many of our operating leases; however, leases of approximately 75 mainline jet aircraft contain a fixed-price purchase option that allows us to purchase the aircraft at predetermined prices on specified dates during the lease term.  Additionally, leases of substantially all of our 256 leased regional jet aircraft contain an option to purchase the aircraft at the end of the lease term at prices that, depending on market conditions, could be below fair value.  We have not consolidated the related trusts because, even taking into consideration these purchase options, we are still not the primary beneficiary based on our cash flow analyses.  Our maximum exposure under these leases is the remaining lease payments, which are reflected in future lease commitments in Note 5.

Airport Leases.  We are the lessee of real property under long-term operating leases at a number of airports where we are also the guarantor of approximately $1.5 billion of underlying debt and interest thereon.  These leases are typically with municipalities or other governmental entities, which are excluded from the consolidation requirements concerning variable interest entities.  To the extent our lease and related guarantee are with a separate legal entity other than a governmental entity, we are not the primary beneficiary because the lease terms are consistent with market terms at the inception of the lease and the lease does not include a residual value guarantee, fixed-price purchase option or similar feature as discussed above.

Subsidiary Trust.  We have a subsidiary trust that has Mandatorily Redeemable Preferred Securities outstanding with a liquidation value of $248 million.  The trust is a variable interest entity because we have a limited ability to make decisions about its activities.  However, we are not the primary beneficiary of the trust.  Therefore, the trust and the Mandatorily Redeemable Preferred Securities issued by the trust are not reported on our balance sheets.  Instead, we report our 6% Convertible Junior Subordinated Debentures held by the trust as long-term debt and interest on the notes is recorded as interest expense for all periods presented in the accompanying financial statements.

NOTE 16 - REGIONAL CAPACITY PURCHASE AGREEMENTS

Capacity Purchase Agreement with ExpressJet

General.  In June 2008, we entered into the Second Amended and Restated Capacity Purchase Agreement with ExpressJet and certain of its affiliates (the "Amended ExpressJet CPA"), which amends and restates our capacity purchase agreement with ExpressJet.  Under the Amended ExpressJet CPA, we will continue to purchase all of the capacity from the ExpressJet flights covered by the agreement at a negotiated price.  The Amended ExpressJet CPA was effective as of July 1, 2008.

Capacity and Fleet Matters.  The Amended ExpressJet CPA covers a minimum of 205 regional jets in the first year.  At December 31, 2008, 214 regional jets were being operated under the Amended ExpressJet CPA.  After the first year, the minimum number of covered aircraft adjusts to 190 regional jets, or fewer as leases on covered aircraft expire.  Of the 69 aircraft ExpressJet previously subleased from us for non-Continental flying, ExpressJet continues to sublease 30 Embraer 50-seat regional jets from us outside the Amended ExpressJet CPA at reduced rental rates.  During the third quarter of 2008, ExpressJet notified us of its intent to return to us 39 ERJ-145 aircraft that it subleased from us and operated on its own behalf.  ExpressJet had returned all 39 of these subleased aircraft to us by early October 2008.  We have elected to add these returned aircraft to the Amended ExpressJet CPA.  During September 2008, we temporarily grounded all 30 of the subleased 37-seat ERJ 135 aircraft being flown by ExpressJet on our behalf and notified ExpressJet that these aircraft would be withdrawn from the Amended ExpressJet CPA.  We are evaluating our options regarding these 30 aircraft, including sublease opportunities or permanently grounding them.

Term of Agreement.  The Amended ExpressJet CPA will expire after a term of seven years and has no renewal or extension options.  The Amended ExpressJet CPA eliminated our right to terminate the agreement at any time upon 12 months' notice, although we may terminate the agreement at any time for "cause" (as defined in the Amended ExpressJet CPA) and either party may terminate for breach of the agreement, subject to certain notice and cure periods.  The Amended ExpressJet CPA also modified our rights under our former capacity purchase agreement by reducing the scope of change-in-control limitations on ExpressJet, reducing restrictions on ExpressJet flying into our hub airports, and removing the most-favored-nation clause relating to agreements ExpressJet may enter into with other airlines.

In connection with entering into the Amended ExpressJet CPA, certain existing agreements relating to aircraft subleases, facilities, ground handling, fuel purchasing and administrative services were amended.  In addition, we entered into a settlement agreement with ExpressJet related to block hour rates for the first six months of 2008 and settled all outstanding disputed claims and other payment disagreements under our former capacity purchase agreement, the impact of which was not material to our consolidated results of operations.

Compensation and Operational Responsibilities.  In exchange for ExpressJet's operation of the flights and performance of other obligations under the Amended ExpressJet CPA, we have agreed to pay ExpressJet a pre-determined rate, subject to annual escalations (capped at 3.5%), for each block hour flown (the hours from gate departure to gate arrival) and to reimburse ExpressJet for various pass-through expenses (with no margin or mark-up) related to the flights, including insurance, property taxes, international navigation fees, depreciation (primarily aircraft-related), landing fees and certain maintenance expenses.  Under the Amended ExpressJet CPA, we continue to be responsible for the cost of providing fuel for all flights and for paying aircraft rent for all aircraft covered by the Amended ExpressJet CPA.  The Amended ExpressJet CPA contains incentive bonus and rebate provisions based upon ExpressJet's operational performance, but no longer includes any payment adjustments in respect of ExpressJet's operating margin.

Service Agreements.  We provide various services to ExpressJet and charge them at rates in accordance with our capacity purchase agreement.  The services provided to ExpressJet by us include loading fuel into aircraft, certain customer services such as ground handling and infrastructure services, including insurance, technology, real estate and environmental affairs.  Prior to 2007, we also provided treasury, human resources, internal corporate accounting, tax, payroll, accounts payable and certain risk management services to ExpressJet.  For providing these services, we charged ExpressJet approximately $41 million, $88 million and $105 million in 2008, 2007 and 2006, respectively.

Leases.  As of December 31, 2008, ExpressJet leased all 244 of its aircraft under long-term operating leases from us.  ExpressJet's lease agreements with us have substantially the same terms as the lease agreements between us and the lessors and expire between 2013 and 2022, except that ExpressJet's rent rates on 30 ERJ-145 aircraft not operated under the Amended ExpressJet CPA were reduced by one-half effective July 1, 2008.   ExpressJet leases or subleases, under various operating leases, ground equipment and substantially all of its ground facilities, including facilities at public airports, from us or the municipalities or agencies owning and controlling such airports.  If ExpressJet defaults on any of its payment obligations with us, we are entitled to reduce any payments required to be made by us to ExpressJet under the Amended ExpressJet CPA by the amount of the defaulted payment.  Our total rental income related to all leases with ExpressJet was approximately $205 million, $360 million and $349 million in 2008, 2007 and 2006, respectively.  The 2008 and 2007 totals include $76 million and $79 million, respectively, related to regional jets operated by ExpressJet outside of our capacity purchase agreement, which is reported as other revenue.  Our aircraft rental income on aircraft flown for us through June 30, 2008 is reported as a reduction to regional capacity purchase, net.

Income Taxes. In conjunction with Holdings' IPO, our tax basis in the stock of Holdings and the tax basis of ExpressJet's tangible and intangible assets were increased to fair value.  The increased tax basis should result in additional tax deductions available to ExpressJet over a period of 15 years.  To the extent ExpressJet generates taxable income sufficient to realize the additional tax deductions, our tax sharing agreement with ExpressJet provides that it will be required to pay us a percentage of the amount of tax savings actually realized, excluding the effect of any loss carrybacks.  ExpressJet is required to pay us 100% of the first third of the anticipated tax benefit, 90% of the second third and 80% of the last third.  However, if the anticipated benefits are not realized by the end of 2018, ExpressJet will be obligated to pay us 100% of any benefits realized after that date.  We recognize the benefit of the tax savings associated with ExpressJet's asset step-up for financial reporting purposes in the year paid to us by ExpressJet due to the uncertainty of realization.  We recognized no income from the tax sharing agreement in 2008 or 2007.  Income from the tax sharing agreement totaled $26 million in 2006 and is included in other nonoperating income (expense) in the accompanying statement of operations.

Capacity Purchase Agreement with Chautauqua

During 2007, Chautauqua Airlines, Inc. ("Chautauqua"), a wholly-owned subsidiary of Republic Airways Holdings Inc., began providing and operating forty-four 50-seat regional jets as a Continental Express carrier under a capacity purchase agreement ("the Chautauqua CPA").  As of December 31, 2008, 37 aircraft were being flown by Chautauqua for us.  The Chautauqua CPA requires us to pay Chautauqua a fixed fee, subject to annual escalations (capped at 3.5%), for each block hour flown for its operation of the aircraft.  Chautauqua supplies the aircraft that it operates under the agreement.  Aircraft are scheduled to be removed from service under the Chautauqua CPA each year through 2012, provided that we have the unilateral right to extend the Chautauqua CPA on the same terms on an aircraft-by-aircraft basis for a period of up to five years in the aggregate for 20 aircraft and for up to three years in the aggregate for seven aircraft, subject to the renewal terms of the related aircraft lease.

Capacity Purchase Agreement with CommutAir

Our capacity purchase agreement with Champlain Enterprises, Inc., doing business as CommutAir (the "CommutAir CPA"), provides for CommutAir to operate sixteen 37-seat Bombardier Q200 twin-turboprop aircraft as a Continental Connection carrier on short distance routes from Cleveland Hopkins and New York Liberty.  The CommutAir CPA became effective in 2006 and has a term of approximately six years.  CommutAir supplies all of the aircraft that it operates under the agreement.

Capacity Purchase Agreement with Colgan

In 2008, Pinnacle Airlines Corp.'s subsidiary, Colgan Air, Inc. ("Colgan"), began operating fifteen 74-seat Bombardier Q400 twin-turboprop aircraft on short and medium-distance routes from New York Liberty on our behalf.  Colgan operates the flights as a Continental Connection carrier under a capacity purchase agreement with us.  In January 2009, we amended the capacity purchase agreement to increase by 15 the number of Q400 aircraft operated by Colgan on our behalf.  We expect that Colgan will begin operating these 15 additional aircraft as they are delivered, beginning in the third quarter of 2010 through the second quarter of 2011.  Each aircraft is scheduled to be covered by the agreement for approximately ten years following the date such aircraft is delivered into service thereunder.  Colgan supplies all aircraft that it operates under the agreement.  One of Colgan's Q400 aircraft was involved in an accident on February 12, 2009, reducing the number of aircraft currently being flown for us to 14.

Indemnification Under Capacity Purchase Agreements

Under each of these capacity purchase agreements, our regional operator is generally required to indemnify us for any claims arising in connection with its operation of the aircraft under the agreement and to maintain separate insurance to cover its indemnification obligation.

Commitments under Capacity Purchase Agreements

Our future commitments under our capacity purchase agreements are dependent on numerous variables, and are therefore difficult to predict.  The most important of these variables is the number of scheduled block hours.  Although we are not required to purchase a minimum number of block hours under certain of our capacity purchase agreements, we have set forth below estimates of our future payments under the agreement based on our stated assumptions.  These estimates of our future payments under all of the capacity purchase agreements do not include the portion of the underlying obligation for any aircraft leased to ExpressJet or deemed to be leased from Chautauqua, CommutAir or Colgan and facility rent that are disclosed as part of aircraft and nonaircraft operating leases.  For purposes of calculating these estimates, we have assumed (1) the number of block hours flown is based on our anticipated level of flight activity or at any contractual minimum utilization levels if applicable, (2) that we will reduce the fleet as rapidly as contractually allowed under each agreement, (3) that aircraft utilization, stage length and load factors will remain constant, (4) that each carrier's operational performance will remain at historic levels, and (5) that inflation is 1.6% to 3.5% per year.  Additionally, the impact of the 15 additional Q400 aircraft expected to begin service beginning in 2010 has not been included since this commitment was entered into subsequent to December 31, 2008.  Based on these assumptions, our future payments through the end of the terms of our capacity purchase agreements at December 31, 2008 were estimated as follows (in millions):

Year ending December 31,
2009	$ 767
2010	674
2011	660
2012	675
2013	671
Later years	1,256
Total	$4,703

It is important to note that the actual amounts we pay to our regional operators under capacity purchase agreements could differ materially from these estimates.  For example, a 10% increase or decrease in scheduled block hours for all of our regional operators (whether as a result of changes in average daily utilization or otherwise) in 2009 would result in a corresponding increase or decrease in cash obligations under the capacity purchase agreements of approximately 8.7%, or $67 million.

NOTE 17 - RELATED PARTY TRANSACTIONS

The following is a summary of significant related party transactions that occurred during 2008, 2007 and 2006, other than those discussed elsewhere in the Notes to Consolidated Financial Statements.  The payments to and from related parties in the ordinary course of business were based on prevailing market rates and do not include interline billings, which are common among airlines for transportation-related services.  In each case, the payments in 2008 relate only to the period that the respective entity was considered a related party.

Northwest Airlines.  Prior to April 2008, Northwest Airlines, Inc. held the sole share of our Series B Preferred Stock.  We currently have a global alliance with Northwest involving extensive codesharing, frequent flyer reciprocity and other cooperative activities.  The other cooperative activities are considered normal to the daily operations of both airlines.  As a result of these other cooperative activities, we paid Northwest $9 million, $28 million and $27 million in 2008, 2007 and 2006, respectively, and Northwest paid us $9 million, $13 million and $20 million in 2008, 2007 and 2006, respectively.

Copa Airlines.  Prior to May 2008, we held a 10% interest in Copa.  We have a long-term alliance with Copa Airlines involving extensive codesharing, frequent flyer reciprocity and other cooperative activities.  The other cooperative activities are considered normal to the daily operations of both airlines.  As a result of these other cooperative activities, Copa paid us $7 million, $10 million and $8 million in 2008, 2007 and 2006, respectively.

NOTE 18 - SEGMENT REPORTING

We have two reportable segments:  mainline and regional. The mainline segment consists of flights to cities using larger jets while the regional segment currently consists of flights with a capacity of 50 or fewer seats (for jets) or 78 or fewer seats (for turboprops).  As of December 31, 2008, the regional segment was operated by ExpressJet, Chautauqua, CommutAir and Colgan through capacity purchase agreements.  See Note 15 for further discussion of the capacity purchase agreements.

We evaluate segment performance based on several factors, of which the primary financial measure is operating income (loss).  However, we do not manage our business or allocate resources based on segment operating profit or loss because (1) our flight schedules are designed to maximize revenue from passengers flying, (2) many operations of the two segments are substantially integrated (for example, airport operations, sales and marketing, scheduling and ticketing) and (3) management decisions are based on their anticipated impact on the overall network, not on one individual segment.

Financial information for the year ended December 31 by business segment is set forth below (in millions):

	2008	2007	2006

Operating Revenue:
Mainline	$12,827	$12,019	$10,907
Regional	2,414	2,213	2,221
Total Consolidated	$15,241	$14,232	$13,128

Depreciation and amortization expense:
Mainline	$ 427	$ 400	$ 378
Regional	11	13	13
Total Consolidated	$ 438	$ 413	$ 391

Special Charges (Note 13):
Mainline	$ 155	$ 13	$ 27
Regional	26	-	-
Total Consolidated	$ 181	$ 13	$ 27

Operating Income (Loss):
Mainline	$ 74	$ 848	$ 593
Regional	(388)	(161)	(125)
Total Consolidated	$ (314)	$ 687	$ 468

Interest Expense:
Mainline	$ 363	$ 379	$ 393
Regional	13	14	16
Total Consolidated	$ 376	$ 393	$ 409

Interest Income:
Mainline	$ 65	$ 160	$ 131
Regional	-	-	-
Total Consolidated	$ 65	$ 160	$ 131

Income Tax Expense:
Mainline	$ 51	$(150)	$ -
Regional	58	33	-
Total Consolidated	$ 109	$(117)	$ -

Net Income (Loss):
Mainline	$ (243)	$ 581	$ 468
Regional	(343)	(142)	(133)
Total Consolidated	$(586)	$ 439	$ 335

The amounts presented above are presented on the basis of how our management reviews segment results.  Under this basis, the regional segment's revenue includes a pro-rated share of our ticket revenue for segments flown by regional carriers and expenses include all activity related to the regional operations, regardless of whether the costs were paid directly by us or to the regional carriers.  Net income (loss) for the mainline segment includes our equity in Copa's earnings and gains on the sale of Copa shares and disposition of Holdings shares.  Net loss for the regional segment includes our equity in Holdings' earnings.

Information concerning operating revenue by principal geographic area for the year ended December 31 is as follows (in millions):

	2008	2007	2006

Domestic	$8,327	$8,053	$ 7,742
Trans-Atlantic	3,448	3,065	2,531
Latin America	2,283	1,981	1,806
Pacific	1,183	1,133	1,049

	$15,241	$14,232	$13,128

We attribute revenue among the geographical areas based upon the origin and destination of each flight segment.  Our tangible assets and capital expenditures consist primarily of flight and related ground support equipment, which is mobile across geographic markets and, therefore, has not been allocated.

 NOTE 19 - COMMITMENTS AND CONTINGENCIES

Aircraft Purchase Commitments.  As of December 31, 2008, we had firm commitments for 87 new aircraft (54 Boeing 737 aircraft, eight Boeing 777 aircraft and 25 Boeing 787 aircraft) scheduled for delivery from 2009 through 2016, with an estimated aggregate cost of $5.6 billion including related spare engines.  In addition to our firm order aircraft, we had options to purchase a total of 102 additional Boeing aircraft as of December 31, 2008.

We have also agreed to lease four Boeing 757-300 aircraft from Boeing Capital Corporation.  We expect that these aircraft will be placed into service in the first half of 2010.

As discussed in Note 4, we obtained financing for 12 Boeing 737-800s and 18 Boeing 737-900ERs.  We applied a portion of this financing to 27 Boeing aircraft delivered to us in 2008 and recorded related debt of $1.0 billion.  We will apply the remainder of this financing to three of the Boeing 737 aircraft scheduled for delivery in 2009.  We have reached an agreement in principle with a bank for it to provide financing for three Boeing 737-900ER aircraft scheduled for delivery in the first half of 2009.  Boeing has agreed to provide backstop financing for all of the additional 11 Boeing 737 aircraft scheduled for delivery through February 2010 (or 14 such additional aircraft if we fail to reach a definitive agreement for the financing described in the previous sentence), subject to customary closing conditions.  However, we do not have backstop financing or any other financing currently in place for the balance of the Boeing aircraft on order.  Since the commitments for firm order aircraft are non-cancelable and assuming no breach of the agreement by Boeing, if we are unable to obtain financing and cannot otherwise satisfy our commitment to purchase these aircraft, the manufacturer could exercise its rights and remedies under applicable law, such as seeking to terminate the contract for a material breach, selling the aircraft to one or more other parties and suing us for damages to recover for any resulting losses incurred by the manufacturer.  Further financing will be needed to satisfy our capital commitments for our firm aircraft and other related capital expenditures.  We can provide no assurance that such further financing will be available.

Financings and Guarantees.  We are the guarantor of approximately $1.7 billion in aggregate principal amount of tax-exempt special facilities revenue bonds and interest thereon, excluding the US Airways contingent liability described below.  These bonds, issued by various airport municipalities, are payable solely from our rentals paid under long-term agreements with the respective governing bodies.  The leasing arrangements associated with approximately $1.5 billion of these obligations are accounted for as operating leases, and the leasing arrangements associated with approximately $200 million of these obligations are accounted for as capital leases.

We are contingently liable for US Airways' obligations under a lease agreement between US Airways and the Port Authority of New York and New Jersey related to the East End Terminal at LaGuardia airport.  These obligations include the payment of ground rentals to the Port Authority and the payment of other rentals in respect of the full amounts owed on special facilities revenue bonds issued by the Port Authority having an outstanding par amount of $123 million at December 31, 2008 and a final scheduled maturity in 2015.  If US Airways defaults on these obligations, we would be obligated to cure the default and we would have the right to occupy the terminal after US Airways' interest in the lease had been terminated.

We also had letters of credit and performance bonds relating to various real estate and customs obligations at December 31, 2008 in the amount of $69 million.  These letters of credit and performance bonds have expiration dates through October 2010.

General Guarantees and Indemnifications.  We are the lessee under many real estate leases.  It is common in such commercial lease transactions for us as the lessee to agree to indemnify the lessor and other related third parties for tort liabilities that arise out of or relate to our use or occupancy of the leased premises and the use or occupancy of the leased premises by regional carriers operating flights on our behalf.  In some cases, this indemnity extends to related liabilities arising from the negligence of the indemnified parties, but usually excludes any liabilities caused by their gross negligence or willful misconduct.   Additionally, we typically indemnify such parties for any environmental liability that arises out of or relates to our use of the leased premises.

In our aircraft financing agreements, we typically indemnify the financing parties, trustees acting on their behalf and other related parties against liabilities that arise from the manufacture, design, ownership, financing, use, operation and maintenance of the aircraft and for tort liability, whether or not these liabilities arise out of or relate to the negligence of these indemnified parties, except for their gross negligence or willful misconduct.

We expect that we would be covered by insurance (subject to deductibles) for most tort liabilities and related indemnities described above with respect to real estate we lease and aircraft we operate.

In our financing transactions that include loans, we typically agree to reimburse lenders for any reduced returns with respect to the loans due to any change in capital requirements and, in the case of loans in which the interest rate is based on the London Interbank Offered Rate ("LIBOR"), for certain other increased costs that the lenders incur in carrying these loans as a result of any change in law, subject in most cases to certain mitigation obligations of the lenders.  At December 31, 2008, we had $1.5 billion of floating rate debt and $260 million of fixed rate debt, with remaining terms of up to 12 years, that is subject to these increased cost provisions.  In several financing transactions involving loans or leases from non-U.S. entities, with remaining terms of up to 12 years and an aggregate carrying value of $1.6 billion, we bear the risk of any change in tax laws that would subject loan or lease payments thereunder to non-U.S. entities to withholding taxes, subject to customary exclusions.

We may be required to make future payments under the foregoing indemnities and agreements due to unknown variables related to potential government changes in capital adequacy requirements, laws governing LIBOR based loans or tax laws, the amounts of which cannot be estimated at this time.

Credit Card Processing Agreements.  On June 10, 2008, we entered into an amendment and restatement of our Bankcard Agreement with Chase.   In connection with the amendment of the Bankcard Agreement, we also amended our domestic bank-issued credit card processing agreement to extend the term of the agreement until December 31, 2016 and modify certain provisions in the agreement.  As a result of the amendment of that processing agreement, the requirement that we maintain a minimum EBITDAR (generally, earnings before interest, income taxes, depreciation, amortization, aircraft rentals, certain nonoperating income (expense) and special items) to fixed charges (interest and aircraft rentals) ratio for the preceding 12 months was eliminated as a trigger requiring the posting of additional collateral.

The covenants contained in the Chase processing agreement require that we post additional cash collateral if we fail to maintain (1) a minimum level of unrestricted cash, cash equivalents and short-term investments, (2) a minimum ratio of unrestricted cash, cash equivalents and short-term investments to current liabilities of 0.25 to 1.0 or (3) a minimum senior unsecured debt rating of at least Caa3 and CCC- from Moody's and Standard & Poor's, respectively.

We have also recently entered into a new credit card processing agreement with American Express.  Under the terms of that agreement, if a covenant trigger under the Chase processing agreement results in our posting additional collateral under that agreement, we would be required to post additional collateral under the American Express processing agreement.  The amount of additional collateral required under the American Express processing agreement would be based on a percentage of the value of unused tickets (for travel at a future date) purchased by customers using the American Express card.  The percentage for purposes of this calculation is the same as the percentage applied under the Chase processing agreement, after taking into account certain other risk protection maintained by American Express.

Under these processing agreements and based on our current air traffic liability exposure (as defined in each agreement), we would be required to post collateral up to the following amounts if we failed to comply with the covenants described above:

•	a total of $72 million if our unrestricted cash, cash equivalents and short-term investments balance falls below $2.0 billion;
•	a total of $229 million if we fail to maintain the minimum unsecured debt ratings specified above;
•
a total of $437 million if our unrestricted cash, cash equivalents and short-term investments balance (plus any collateral posted at Chase) falls below $1.4 billion or if our ratio of unrestricted cash, cash equivalents and short-term investments to current liabilities falls below 0.25 to 1.0; and

•
a total of $958 million if our unrestricted cash, cash equivalents and short-term investments balance (plus any collateral posted at Chase) falls below $1.0 billion or if our ratio of unrestricted cash, cash equivalents and short-term investments to current liabilities falls below 0.22 to 1.0.

The amounts shown above are incremental to the current collateral we have posted with these companies.  We are currently in compliance with all of the covenants under these processing agreements.

Employees.  As of December 31, 2008, we had approximately 42,490 employees, which, due to the number of part-time employees, represents 40,460 full-time equivalent employees.  In conjunction with the capacity reductions we announced in June 2008, we have reduced our total workforce by approximately 3,000 positions, with the majority of the reductions being accomplished through voluntary programs.  These included an enhanced retirement window, company offered leaves of absence and other voluntary reduction programs.

Approximately 44% of our full-time equivalent employees are represented by unions.  The collective bargaining agreements with our pilots, mechanics and certain other work groups became amendable in December 2008.  During 2008, we met with representatives of the applicable unions to engage in bargaining for amended collective bargaining agreements.  These talks will continue in 2009 with a goal of reaching agreements that are fair to us and to our employees.  Although there can be no assurance that our generally good labor relations and high labor productivity will continue, the preservation of good relations with our employees is a significant component of our business strategy.

Environmental Matters.  In 2001, the California Regional Water Quality Control Board ("CRWQCB") mandated a field study of the area surrounding our aircraft maintenance hangar in Los Angeles.  The study was completed in September 2001 and identified jet fuel and solvent contamination on and adjacent to this site.  In April 2005, we began environmental remediation of jet fuel contamination surrounding our aircraft maintenance hangar pursuant to a workplan submitted to (and approved by) the CRWQCB and our landlord, the Los Angeles World Airports.  Additionally, we could be responsible for environmental remediation costs primarily related to solvent contamination on and near this site.

In 1999, we purchased property located near our New York Liberty hub in Elizabeth, New Jersey from Honeywell International, Inc. ("Honeywell") with certain environmental indemnification obligations by us to Honeywell.  We did not operate the facility located on or make any improvements to the property.  In 2005, we sold the property to Catellus Commercial Group, LLC ("Catellus") and, in connection with the sale, Catellus assumed certain environmental indemnification obligations in favor of us.  On October 9, 2006, Honeywell provided us with a notice seeking indemnification from us in connection with a U.S. Environmental Protection Agency ("EPA") potentially responsible party notice to Honeywell involving the Newark Bay Study Area of the Diamond Alkali Superfund Site alleging hazardous substance releases from the property and seeking study costs.  In addition, on May 7, 2007, Honeywell provided us with a notice seeking indemnification from us in connection with a possible lawsuit by Tierra Solutions, Inc. ("Tierra Solutions") against Honeywell relating to alleged discharges from the property into Newark Bay and seeking cleanup of Newark Bay waters and sediments under the Resource Conservation and Recovery Act.  We have notified Honeywell that, at this time, we have not agreed that we are required to indemnify Honeywell with respect to the EPA and Tierra Solutions claims and Honeywell has invoked arbitration procedures under its sale and purchase agreement with us.  Catellus has agreed to indemnify and defend us in connection with the EPA and Tierra Solutions claims, including any arbitration with Honeywell.

At December 31, 2008, we had an accrual for estimated costs of environmental remediation throughout our system of $33 million, based primarily on third-party environmental studies and estimates as to the extent of the contamination and nature of the required remedial actions.  We have evaluated and recorded this accrual for environmental remediation costs separately from any related insurance recovery.  We did not have any receivables related to environmental insurance recoveries at December 31, 2008.  Based on currently available information, we believe that our accrual for potential environmental remediation costs is adequate, although our accrual could be adjusted in the future due to new information or changed circumstances.  However, we do not expect these items to materially affect our results of operations, financial condition or liquidity.

Legal Proceedings.  During the period between 1997 and 2001, we reduced or capped the base commissions that we paid to domestic travel agents, and in 2002 we eliminated those base commissions.  These actions were similar to those also taken by other air carriers.  We are a defendant, along with several other air carriers, in two lawsuits brought by travel agencies that purportedly opted out of a prior class action entitled Sarah Futch Hall d/b/a/ Travel Specialists v. United Air Lines, et al. (U.S.D.C., Eastern District of North Carolina), filed on June 21, 2000, in which the defendant airlines prevailed on summary judgment that was upheld on appeal.  These similar suits against Continental and other major carriers allege violations of antitrust laws in reducing and ultimately eliminating the base commissions formerly paid to travel agents.  The pending cases are Tam Travel, Inc. v. Delta Air Lines, Inc., et al. (U.S.D.C., Northern District of California), filed on April 9, 2003 and Swope Travel Agency, et al. v. Orbitz LLC et al. (U.S.D.C., Eastern District of Texas), filed on June 5, 2003.  By order dated November 10, 2003, these actions were transferred and consolidated for pretrial purposes by the Judicial Panel on Multidistrict Litigation to the Northern District of Ohio.  On September 14, 2006, the judge for the consolidated lawsuit issued an order dismissing 28 plaintiffs in the Swope case for their failure to properly opt-out of the Hall case.  Consequently, a total of 90 travel agency plaintiffs remained in the two cases.  On October 29, 2007, the judge for the consolidated lawsuit dismissed the case for failure to meet the heightened pleading standards established earlier in 2007 by the U.S. Supreme Court's decision in Bell Atlantic Corp. v. Twombly.  The plaintiffs have appealed to the Sixth Circuit Court of Appeals.  In each of these cases, we believe the plaintiffs' claims are without merit, and we intend to vigorously defend any appeal.  Nevertheless, a final adverse court decision awarding substantial money damages could have a material adverse effect on our results of operations, financial condition or liquidity.

We and/or certain of our subsidiaries are defendants in various other pending lawsuits and proceedings and are subject to various other claims arising in the normal course of our business, many of which are covered in whole or in part by insurance.  Although the outcome of these lawsuits and proceedings (including the probable loss we might experience as a result of an adverse outcome) cannot be predicted with certainty at this time, we believe, after consulting with outside counsel, that the ultimate disposition of such suits will not have a material adverse effect on us.

NOTE 20 - QUARTERLY FINANCIAL DATA (UNAUDITED)

Unaudited summarized financial data by quarter for 2008 and 2007 is as follows (in millions, except per share data):

	Three Months Ended
	March 31	June 30	September 30	December 31

2008
Operating revenue	$3,570	$4,044	$4,156	$3,471
Operating loss	(66)	(71)	(152)	(25)
Nonoperating income (expense), net	(61)	22	(98)	(242)
Net loss	(82)	(5)	(230)	(269)

Loss per share:
Basic	$(0.82)	$(0.05)	$(2.09)	$(2.35)
Diluted	$(0.82)	$(0.05)	$(2.09)	$(2.35)

2007
Operating revenue	$3,179	$3,710	$3,820	$3,523
Operating income	64	263	280	80
Nonoperating expense, net	(44)	(33)	(42)	(12)
Net income (loss)	20	226	238	(45)

Earnings (loss) per share:
Basic	$ 0.20	$2.32	$2.44	$(0.46)
Diluted	$ 0.19	$2.03	$2.15	$(0.46)

The quarterly income (loss) amounts were impacted by the following special income (expense) items:

	Three Months Ended
	March 31	June 30	September 30	December 31

2008
Operating earnings:
Pension settlement charges	$ -	$ -	$ (8)	$ (44)
Aircraft-related charges, net of gains on sales of aircraft	8	(41)	(12)	5
Severance	-	-	(33)	(1)
Route impairment and other	-	(17)	(38)	-
Total special charges in operating earnings	$ 8	$(58)	$(91)	$ (40)

Additional special items:
Gains on sales of investments	$ -	$ 78	$ -	$ -
Loss on fuel hedge contracts with Lehman Brothers	-	-	-	(125)
Write-down of auction rate securities, net of put right received	-	(29)	-	(5)
Income tax credit related to NOL utilization	-	28	-	-

2007
Operating earnings:
Pension settlement charges	$ (5)	$ (7)	$(12)	$ (7)
Aircraft-related charges, net of gains on sales of aircraft	(6)	-	-	28
Pilot long-term disability charge	-	-	-	(4)
Total special charges in operating earnings	$(11)	$ (7)	$(12)	$ 17

Additional special items:
Gains on sales of investments	$ 7	$ -	$ -	$ 30
Income tax expense related to NOL utilization	-	-	-	(114)